Exhibit 10.1

B. RILEY FINANCIAL, INC. 21255 Burbank Blvd, Suite 400 Woodland Hills, CA 91367	GUGGENHEIM CORPORATE FUNDING, LLC 330 Madison Avenue, 11th Floor New York, New York 10017

June 17, 2018

Vintage Rodeo Parent, LLC

4705 South Apopka Vineland Road, Suite 206

Orlando, Florida 32819

Project Rodeo
$800.0 Million Senior Secured Term Loan Facility
Commitment Letter

Ladies and Gentlemen:

You have advised each of B. Riley Financial, Inc. (“B Riley”) and Guggenheim Corporate Funding, LLC (“Guggenheim” and, together with the Initial Lenders referred to below, collectively, the “Commitment Parties,” “us” or “we”) that you intend to (x) acquire, directly or indirectly through a wholly-owned domestic subsidiary, all of the outstanding equity interests of Rodeo (as defined in Exhibit A hereto) (the “Acquisition”) and (y) consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, this “Commitment Letter”).

1.             Commitments

In connection with the Transactions, (a) B Riley and each of its affiliates listed on the signature pages hereto under the heading “Initial Lender” (in such capacity, each, a “B Riley Lender” and, collectively, the “B Riley Lenders”) is pleased to advise you of, and hereby provides, its commitment to provide the entire $250.0 million aggregate principal amount of the Second Out Tranche and the entire $150.0 million aggregate principal amount of the Last Out Tranche and (b) Guggenheim is pleased to advise you of the several, but not joint, commitments of certain accounts or entities set forth on Annex I hereto for which Guggenheim Partners Investment Management, LLC (“GPIM”) or an affiliate of GPIM provides investment management services (such accounts and entities being referred to collectively herein as the “Guggenheim Lenders” and, together the B Riley Lenders, collectively, the “Initial Lenders” or the “Lenders”) and each, an “Initial Lender” or a “Lender”) to provide the entire $400.0 million aggregate principal amount of the First Out Tranche (which shall be allocated to each Guggenheim Lender in the principal amount of the First Out Tranche set forth opposite the name of such Guggenheim Lender on Annex I hereto), in the case of each of clauses (a) and (b), upon the terms expressly set forth in this Commitment Letter (including, without limitation, in the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Loan Facility Term Sheet”)), the fee letter entered into on the date hereof between you and B Riley (such fee letter, the “Last Out Fee Letter”) and the fee letter entered into on the date hereof among you, Guggenheim and the Guggenheim Lenders (such fee letter, the “First Out Fee Letter” and, together with the Last Out Fee Letter, collectively, the “Fee Letter”), and subject solely to the Exclusive Funding Conditions (as defined below) (and there are no other conditions express or implied to any Initial Lender’s commitments hereunder).

2.             Titles and Roles

You hereby appoint (a) B Riley and Guggenheim to act as joint lead arrangers and joint bookrunning managers (in such capacities, collectively, the “Lead Arrangers” and each, a “Lead Arranger”), (b) Guggenheim to act as administrative agent (in such capacity, the “Administrative Agent”), and (c) B. Riley to act as collateral agent (in such capacity, the “Collateral Agent”), in each case, for the Term Loan Facility (as defined in Exhibit A).

It is further agreed that B Riley will have “left” placement on any marketing materials or other documentation used in connection with the Term Loan Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement. You and we agree that no other bookrunners, agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to obtain the commitments in respect of the Term Loan Facility unless you and we shall so agree.

3.             Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ commitments for the Term Loan Facility hereunder to a group of banks, financial institutions, institutional lenders and other entities and investors (collectively with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld, conditioned or delayed) and, in any event, to one or more of the Initial Lenders’ respective affiliates, branches and controlled funds. Notwithstanding the foregoing, the Lead Arrangers will not syndicate to Disqualified Institutions; provided, that no addition to the list of Disqualified Institutions shall apply retroactively to disqualify any parties that have previously become Lenders or obtained a participation in the Term Loan Facility.

Notwithstanding the Lead Arrangers’ right to syndicate the Second Out Tranche and the Last Out Tranche and receive commitments with respect thereto, except as you may otherwise agree in a subsequent writing, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Term Loan Facility on the Closing Date) in connection with any syndication, assignment or participation of the Term Loan Facility, including its commitment in respect thereof, until after the initial funding of the Term Loan Facility on the Closing Date has occurred.

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Without limiting your obligations to assist with syndication efforts with respect to the Term Loan Facility as set forth herein or in the Exclusive Funding Conditions, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Term Loan Facility and in no event shall the commencement or successful completion of the syndication of the Term Loan Facility constitute a condition to the availability or funding of the Term Loan Facility on the Closing Date. The Lead Arrangers intend to commence syndication efforts promptly after your acceptance hereof as provided below and as part of its syndication efforts, it is their intent to have Lenders commit to the Term Loan Facility prior to the Closing Date (subject to the limitations set forth in the immediately preceding paragraph). Until the earlier of (x) the date upon which a Successful Syndication (as defined in the Last Out Fee Letter) is achieved and (y) the 60th day after the Closing Date (such earlier date, the “Syndication Date”), you agree to actively assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include (subject to your rights under the Acquisition Agreement), without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your and Buddy’s existing lending relationships and the existing lending relationships of Vintage Capital Management LLC (together with its controlled affiliates, the “Sponsor”) and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, the Company’s existing lending relationships, (b) direct contact between senior management, representatives and non-legal advisors of you, Buddy’s and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, such contact between senior management and representatives and non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at locations and times mutually agreed upon and in a manner that does not materially interfere with the normal business operations of the Company, (c) your, Buddy’s’ and the Sponsor’s assistance (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, the use of commercially reasonable efforts to cause senior management, representatives and advisors of the Company to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials (including, without limitation, customary pro forma financial statements giving effect to the Transactions) to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense and at our request, prior to the launch of syndication of the Term Loan Facility, (i) public ratings (but not specific ratings) for the Term Loan Facility (the “Debt Ratings”) from each of S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and (ii) a public corporate credit rating and a public corporate family rating (but not specific ratings, in either case) (collectively, the “Corporate Ratings” and, together with the Debt Ratings, the “Ratings”) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings (including one-on-one investor meetings, which may take place by conference call if approved by the Lead Arrangers (such approval not to be unreasonably withheld or delayed)) at times and locations to be mutually agreed upon, provided in no event shall you be required to host more than two (2) bank meetings, (f) [reserved], and (g) at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of syndicated credit facilities by or on behalf of you, Buddy’s or any of your or its respective subsidiaries and you will use commercially reasonable efforts to ensure that there are no competing issues, offerings, or placements of syndicated credit facilities by or on behalf of the Company or any of its subsidiaries being offered, placed or arranged (other than (w) the Term Loan Facility, (x) that certain $275.0 million senior secured term loan facility (the “ANOW Facility”) to be entered into by and between the Company and GACP Finance Co., LLC (in such capacity, the “ANOW Lender”) the proceeds of which will be used to pay a portion of the purchase price of the Acquisition and (y) any indebtedness of the Company and its subsidiaries permitted to be incurred, issued or remain outstanding under the Acquisition Agreement) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Term Loan Facility (it being understood and agreed that your, Buddy’s’ and the Company’s and your and their respective subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings, in each case, will not be deemed to materially impair the primary syndication of the Term Loan Facility). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the Ratings referenced above and compliance with any of the provisions set forth in clauses (a) through (f) above) (but without limiting the Exclusive Funding Conditions) shall not constitute a condition to the commitments hereunder or the funding of the Term Loan Facility on the Closing Date.

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The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Term Loan Facility, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld, conditioned or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights expressly set forth in this Section 3 and excluding Disqualified Institutions), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege of, you, Buddy’s, the Company or your or their respective subsidiaries and affiliates; provided, that in the event that you do not provide information in reliance on this sentence, you shall provide written notice to the Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided, further, that none of the foregoing shall be construed to limit any of the Borrower’s or other Loan Parties’ representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the Term Loan Documentation (the “Credit Documentation”). Notwithstanding anything herein to the contrary, no financial statements shall be required to be provided to the Commitment Parties as a condition to the commitments hereunder or funding of the Term Loan Facility on the Closing Date and the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the Term Loan Facility on the Closing Date.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections (as defined below) and other customary offering and marketing materials and presentations, including confidential information memoranda customary for transactions of this type to be used in connection with the syndication of the Term Loan Facility (collectively, the “Information Memoranda”) (such Information, Projections, other customary offering and marketing material and the Information Memoranda, collectively, with the Term Loan Facility Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, Buddy’s, the Company and your and their respective subsidiaries, or your or their respective securities for purposes of United States, federal or state securities laws or (iii) is of a type that would be made available to investors in connection with a Rule 144A or public offering of your, Buddy’s’, the Company’s or your or their respective subsidiaries’ securities) (collectively, the “Public Sider Information”; and each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the request of the Lead Arrangers, you agree to assist (and to cause Buddy’s and the Sponsor to assist and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Term Loan Facility that consists exclusively of information that is Public Sider Information with respect to the Borrower, Buddy’s, the Company or any of their respective subsidiaries or securities to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders and represent that the additional version of the Information Materials contain only Public Sider Information, which shall (i) include the representations set forth in Section 4 below, (ii) exculpate you, Buddy’s, the Sponsor, the Investors, the Company and your and their respective affiliates with respect to any liability related to misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof and (iii) exculpate us and our affiliates with respect to any liability related to the misuse or use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any information other than Public Sider Information (it being understood that if you are unable to reasonably determine if any such information is or is not Public Side Information, you shall not be obligated to mark such information as “PUBLIC”). We will not make any Information Materials not marked “PUBLIC” available to Public Siders except as contemplated in the succeeding paragraph.

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You acknowledge and agree that the following documents may be distributed to both Private Siders and Public Siders, unless after having a reasonable time to review (not to exceed one (1) day) you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials contain information that is not Public Sider Information (provided, that such materials have been provided to you and your counsel for review within a reasonable period of time prior thereto): (a) administrative materials (e.g., lender meeting invitations) prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) the term sheet and notification of changes in the Term Loan Facility’s terms and conditions and (c) drafts and final versions of the Credit Documentation and (d) financial statements of you, Buddy’s, the Company or your and their respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing contains information that is not Public-Sider Information, then Public Siders will not receive such materials without your consent.

4.             Information

You hereby represent and warrant that, and with respect to the Company and its subsidiaries prior to the Closing Date, to your knowledge that, (a) all written information (other than Projections, budgets, estimates, forward looking statements and information of a general economic or industry-specific nature) concerning the Transactions, you, Buddy’s or the Company or your or their respective subsidiaries (the “Information”), that has been or will be made available to us by (or on behalf of) you or your representatives in connection with the transactions contemplated hereby, when taken as a whole and as supplemented as provided below, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the projections (the “Projections”) that have been or will be made available to us by you or your representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence are incorrect (to your knowledge with respect to Information relating to the Company and its subsidiaries prior to the Closing Date) in any material respect if the Information or Projections were being furnished and such representations and warranties were being made at such time, then you will use your commercially reasonable efforts to promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Company or its subsidiaries prior to the Closing Date, to your knowledge) such representations are correct, in all material respects, under those circumstances. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Parties hereunder. You understand that in arranging the Term Loan Facility, we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections.

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5.             Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable compensation described in the Term Loan Facility Term Sheet and the Fee Letter, in each case on the terms and subject to the conditions expressly set forth therein.

6.             Conditions

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to availability and funding of the Term Loan Facility on the Closing Date shall be (i) such of the representations and warranties made by or with respect to the Company and its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of one or more of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) without limiting the provisions in the immediately preceding clause (a), the terms of the Credit Documentation shall be in a form such that they do not impair the availability and funding of the Term Loan Facility on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by us), it being understood that to the extent any lien search (other than UCC lien searches) or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the creation and perfection of security interest in Collateral with respect to which a lien may be perfected solely by the filing of financing statements under the Uniform Commercial Code (“UCC”) and/or by delivering stock certificates of the certificated equity interests of the Borrower (it being understood and agreed that the delivery of stock certificates of any certificated equity interests of Buddy’s, the Company and their respective wholly-owned U.S. subsidiaries to the extent the equity interests represented thereby is required to be pledged under the Credit Documentation may be delivered within ten (10) business days after the Closing Date (or such later date as the Collateral Agent may agree in its sole discretion)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such lien search and/or Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility, but may instead be provided within one hundred and twenty (120) days (or, to the extent provided above, ten (10) business days and, in the case of perfection of security interests in deposit accounts and securities accounts through control agreements, thirty (30) days) after the Closing Date, subject to such extensions as are agreed by the Collateral Agent in its sole discretion, pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably. “Specified Representations” means the representations and warranties in the Credit Documentation relating to corporate or other organizational existence of the Borrower and the Guarantors; organizational power and authority of the Borrower and the Guarantors (as they relate to due authorization, execution, delivery and performance of the Credit Documentation); due authorization, execution, delivery, validity and enforceability, in each case relating to the entering into and performance of such Credit Documentation by the Borrower and the Guarantors; solvency as of the Closing Date (after giving effect to the Transactions and consistent with the solvency certificate attached as Annex I to Exhibit D hereto) of the Borrower and its subsidiaries on a consolidated basis; no violations or conflicts of the Credit Documentation with charter documents of the Borrower and the Guarantors; Federal Reserve margin regulations; the Investment Company Act; the use of proceeds of the Term Loan Facility not violating OFAC, FCPA and PATRIOT Act; and the creation, validity, perfection and priority status of the security interests (subject to customary permitted liens). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the commitments of the Initial Lenders hereunder are subject only to the conditions expressly set forth in Exhibit C hereto (collectively, the “Exclusive Funding Conditions”) and (b) the only conditions (express or implied) to the availability of the Term Loan Facility on the Closing Date are the Exclusive Funding Conditions. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Term Loan Facility, we will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Term Loan Facility in a manner consistent with the Acquisition Agreement.

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7.             Indemnification and Expenses

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and controlling persons and the respective directors, officers, employees, partners, trustees, advisors, agents and other representatives of each of the foregoing and their respective successors (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Term Loan Facility or the use of proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, Buddy’s, the Company, your or their respective equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty days of written demand for any reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons taken as a whole and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified persons similarly situated, taken as a whole (and, in each case if reasonably necessary, of one regulatory counsel and of one local counsel, in each case, in any relevant jurisdiction)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of such indemnified person (or any such indemnified person’s controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, trustees, agents or other representatives of each of the foregoing) as determined in a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of this Commitment Letter by such indemnified person (or any such indemnified person’s controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, trustees, agents or other representatives of each of the foregoing) as determined in a final, non-appealable judgment of a court of competent jurisdiction or (iii) any disputes solely among indemnified persons (other than any claims against the Administrative Agent or Collateral Agent under the Term Loan Facility) and not arising out of any act or omission of the Sponsor, the Borrower, Buddy’s or the Company, or any of your or their respective affiliates, and (b) if the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable out-of-pocket expenses (including, but not limited to, due diligence expenses, collateral field exam and appraisal expenses, UCC searches, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of one counsel to B Riley and one counsel to Guggenheim and the Guggenheim Lenders, taken as a whole (and, if reasonably necessary, of one regulatory counsel and of one local counsel, in each case, to the Commitment Parties, taken as a whole, in any relevant jurisdiction) and, in the case of an actual or potential conflict of interest, one additional counsel to the affected parties similarly situated, taken as a whole (and, in each case if reasonably necessary, of one regulatory counsel and of one local counsel, in each case, in any relevant jurisdiction)) incurred in connection with the Transactions, Term Loan Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) or the enforcement, administration, amendment, modification or waiver of any of the foregoing) on the Closing Date (to the extent invoiced three (3) business days in advance of the Closing Date), or if invoiced thereafter, within 30 days of written demand; provided, however, notwithstanding the foregoing, any collateral field exam and appraisal expenses shall be reimbursed by you whether or not the Closing Date occurs. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter by, such indemnified person (or its controlled affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, agents or other representatives of each of the foregoing). None of the indemnified persons or you, Buddy’s, the Sponsor, the Company or any of your or their respective affiliates or controlling persons or the respective directors, officers, employees, partners, advisors, agents and other representatives of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Term Loan Facility or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein.

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You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent, or if there is a final judgment against an indemnified person in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against an indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) such settlement does not include any statement as to or any admission of fault, culpability or wrongdoing or failure to act.

Notwithstanding anything to the contrary contained herein, upon the execution and effectiveness of Credit Documentation, (i) the relevant provisions of such definitive documentation (to the extent corresponding provisions are included in such documentation) shall supersede the provisions of the preceding paragraphs of this Section 7 and (ii) you shall be released from these provisions of this Commitment Letter and shall have no further liability or obligation pursuant to this Commitment Letter to reimburse an indemnified person for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations or any other expense reimbursement (but only to the extent that such liability or obligation is covered by such documentation).

8.             Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Parties (and their respective affiliates or controlled funds) may provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests. In addition, consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, neither any Commitment Party nor any of its affiliates will furnish confidential information (i) obtained from you, the Sponsor, the Company or your or their respective affiliates or controlled funds and representatives or (ii) otherwise obtained by virtue of the Transactions contemplated hereby to any of their other clients (or to clients of their affiliates) or in connection with the performance by the Commitment Party and its affiliates of services for its other clients (or for clients of their affiliates or controlled funds). You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us and (c) you will not claim that any Commitment Party (in its capacity as such) or its applicable affiliates, as the case may be, owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and we shall have no responsibility or liability to you with respect thereto.

You further acknowledge and agree that (a) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (b) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (c) we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby) and you have consulted your own legal, accounting, regulatory, investment and tax advisors to the extent you have deemed appropriate and you are not relying on any Commitment Party for such advice and (d) neither any Commitment Party nor its affiliates has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by any such Commitment Party and the Borrower. Any review by us of the Borrower, the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto.

9.             Confidentiality

This Commitment Letter and the Fee Letter, in each case, is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter any of their terms shall be disclosed, directly or indirectly by you, to any other person except (a) to the extent the we consent to such proposed disclosure, (b) to the Sponsor and any fund formed by the Sponsor for purposes of effecting, directly or indirectly, the Transactions and your and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, professionals, accountants, auditors, agents, advisors and other experts on a confidential basis, (c) to the Company’s and its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors on a confidential basis (provided, that, any disclosure of the Fee Letter or its terms or substance under this clause (c) shall be redacted in respect of (x) the fee amounts, percentages and basis points of compensation set forth therein and (y) the “market flex” provisions set forth therein relating to the pricing and other terms of the Term Loan Facility, unless B Riley otherwise consents in the case of the Last Out Fee Letter and Guggenheim otherwise consents in the case of the First Out Fee Letter, (d) in any legal, judicial or administrative proceeding or other compulsory process or as otherwise required by applicable law, rule or regulation or as requested by any court, any governmental authority or any administrative agency (in which case you agree, to the extent practicable and permitted by law, rule or regulation, to inform us promptly thereof), (e) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Fee Letter or the Credit Documentation or any action or proceeding related to this Commitment Letter, the Fee Letter or the Credit Documentation, (f) the aggregate economics of the Term Loan Facility (but not any specific fees) may be disclosed solely as part of projections, pro forma information, generic disclosure of aggregate sources and uses, any proxy or other public filing and customary accounting purposes, (g) subject to preceding clause (f), pursuant to a proxy statement or other public filing related to the Transactions to the extent reasonably necessary to be so disclosed therein (as reasonably determined by you in consultation with us) or in connection with any public disclosure requirement and (h) this Commitment Letter may be shared with the ANOW Lender and its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, professionals, accountants, auditors, agents advisors and other experts involved in the ANOW Facility on a confidential basis.

9

Each Commitment Party shall treat confidentially all non-public information received by it from you, the Company, the Sponsor or your or their respective affiliates and representatives in connection with the Acquisition and the other Transactions and only use such information for the purposes of providing the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to any prospective lenders or participants or derivative counterparties or prospective derivative counterparties (in each case, other than Disqualified Institutions), (b) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law, rule or regulation), (c) upon the request or demand of any governmental or regulatory (or self-regulatory) authority having jurisdiction over such Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of such Commitment Party by any governmental or regulatory (or self- regulatory) authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority or self-regulatory authority exercising examination or regulatory (or self- regulatory) authority, promptly notify you, in advance, to the extent lawfully permitted to do so) or in the case of ordinary course regulatory filings, (d) to the officers, directors, employees, partners, members, legal counsel, funding sources, independent auditors, trustees, advisors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) on a “need-to-know” basis and who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential and such Commitment Party shall be responsible for the compliance of its Representatives with this paragraph, (e) to any of its affiliates or Representatives of its affiliates (provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential) solely in connection with the Term Loan Facility and the related Transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Sponsor, the Company or their respective affiliates, (g) for purposes of establishing any appropriate due diligence defense, (h) to the extent that such information is received by such Commitment Party or any of its affiliates from a third party that is not known by such Commitment Party to be subject to confidentiality obligations to you or your affiliates, the Sponsor or the Company or its affiliates, (i) to enforce its rights hereunder or under the Fee Letter and (j) to the extent that such information is independently developed by such Commitment Party or any of its affiliates; provided, that the disclosure of any such information to any prospective lenders or participants or prospective participants or derivative counterparties or prospective derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such prospective lender or participant or prospective participant or derivative counterparty or prospective derivative counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party) in accordance with the customary market standards for dissemination of such type of information, in the event of any electronic access through Intralinks, another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms similar to the provisions of this Section 9 or otherwise reasonably acceptable to you. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery thereof and in any event shall terminate one year following the date hereof.

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10.           Miscellaneous

This Commitment Letter shall not be assignable by any party hereto (other than by you to the Borrower), without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing. Each Commitment Party shall be liable solely in respect of its own commitment to the Term Loan Facility on a several, and not joint, basis with any other Lender. Notwithstanding the foregoing or anything else to the contrary set forth in this Commitment Letter, any and all obligations of, and services to be provided by, any Commitment Party hereunder and any and all obligations of any Initial Lender to fund the Term Loan Facility on the Closing Date may be assumed and performed by and any and all rights of such Commitment Party or such Initial Lender hereunder may assigned to and be exercised by or through any of its affiliates, branches or controlled funds; provided, that such Commitment Party or such Initial Lender, as the case may be, shall not be relieved of any of its obligations hereunder in the event any affiliate, branch or controlled fund which has assumed such obligations or through which it shall perform its obligations or fund the Term Loan Facility on the Closing Date, as the case may be, shall fail to perform the same in accordance with the terms hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter supersedes all prior understandings, whether written or oral, among us with respect to the Term Loan Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) and whether there shall have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement), (b) whether the Acquisition has been consummated in accordance with the terms and conditions of the Acquisition Agreement and (c) whether the Acquisition Agreement Representations in the Acquisition Agreement are accurate and whether as a result of any inaccuracy thereof you, your permitted assigns or any of your or their respective affiliates have the right to terminate your or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such Acquisition Agreement Representations, shall be determined in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would result in the application of laws of another jurisdiction. Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided below, is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Credit Documentation, notwithstanding that the funding of the Term Loan Facility is subject solely to certain conditions, including the execution and delivery of the Credit Documentation as provided in this Commitment Letter and (ii) the Fee Letter, when executed and delivered by the parties thereto, will be a binding and enforceable agreement with respect to the subject matter contained therein. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

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Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that the Commitment Parties shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property, and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each Commitment Party and each Initial Lender hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party or such Initial Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and each Lender.

The Fee Letter and the indemnification, reimbursement (solely as provided in clause (a) of the first paragraph in Section 7 above), compensation, syndication, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than (a) the confidentiality obligations, (b) your understandings and agreement regarding syndication of the Term Loan Facility, and (c) your understandings and agreements regarding no agency or fiduciary duty, which, in the case of subclause (a), shall terminate in accordance with their respective terms) shall automatically terminate and be superseded by the provisions of the Credit Documentation (which in the case of expense and indemnity provisions with respect to the Commitment Parties are effective from the date of this Commitment Letter) upon the initial funding thereunder and the payment of all amounts owed pursuant to this Commitment Letter and the Fee Letter on the Closing Date, and you shall automatically be released from all liability in connection therewith at such time. You may voluntarily terminate the Initial Lender’s commitments hereunder (in whole, but not in part, except for the avoidance of doubt, as set forth in paragraph 5 of Exhibit C) at any time subject to the provisions of the preceding sentence; provided, however, without limiting your obligations under the immediately preceding sentence, that you shall promptly (and in any event within five (5) days of such termination of the Initial Lenders’ commitments) reimburse or cause Initial Lenders to be reimbursed for all out-of-pocket costs, fees and expenses, including, without limitation, all reasonable attorneys’ fees and expenses incurred in connection with the Transactions through the date of termination.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on June 17, 2018. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Term Loan Facility does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree in writing to an extension. “Expiration Date” means the earliest of (i) three (3) business days following the End Date (as defined in the Acquisition Agreement and as such date may be amended and extended pursuant to the terms thereof as they exist on the date hereof), (ii) the Closing Date, (iii) the closing of the Acquisition without the use of the Term Loan Facility and (iv) the valid termination of the Acquisition Agreement prior to the closing of the Acquisition. In addition to and not in substitution of the foregoing, the Expiration Date shall also be deemed to have occurred with respect to B Riley on the date on which any claim is brought by the Company or its affiliates under, or any legal action, suit or proceeding is brought by the Company or its affiliates with respect to the Limited Guarantee (as defined below), the Guarantors (as defined in the Limited Guarantee) or any Guarantor Affiliate (as defined in the Limited Guarantee). As used herein, the term “Limited Guarantee” means that certain Limited Guarantee, dated on or about the date hereof made by Vintage RTO, L.P. and B. Riley Financial, Inc., as joint and several Guarantors, in favor of the Company.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

B. RILEY FINANCIAL, INC.

By:	/s/ Bryant Riley
Name: Bryant Riley
Title: CEO

[B Riley Commitment Letter Signature Page]

Very truly yours,

GUGGENHEIM CORPORATE FUNDING, LLC, as Lead Arranger and Administrative Agent

By:	/s/ Kevin M. Robinson
Name:	Kevin M. Robinson
Title:	Attorney-in-Fact

GUGGENHEIM LENDERS LISTED ON ANNEX I HERETO, severally and not jointly, acting by and through Guggenheim Partners Investment Management, LLC, as investment manager and not in its individual capacity

By:	/s/ Kevin M. Robinson
Name:	Kevin M. Robinson
Title:	Attorney-in-Fact

[B Riley Commitment Letter Signature Page]

Accepted and agreed to as of
the date first above written:

VINTAGE RODEO PARENT, LLC

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Manager

[B Riley Commitment Letter Signature Page]

Annex I

Guggenheim Lender Commitments

Guggenheim Lender	Sub-Account	First Out Tranche Commitment ($)
Delaware Life Insurance Company	DUSG1	15,000,000
Delaware Life Insurance Company of New York	DNYG1	5,000,000
EAF comPlan II - Private Debt	COMPLANFV	5,000,000
Guggenheim Credit Income Fund	CCIF	10,000,000
Guggenheim Private Debt Fund 2.0, LLC	PDF-2LLC	8,850,000
Guggenheim Private Debt Fund 2.0-I, LLC	PDF-2l	9,400,000
Guggenheim Private Debt Fund Note Issuer 2.0, LLC	PDFNI-2	173,600,000
Maverick Enterprises, Inc.	MAV	1,200,000
Midland National Life Insurance Company	MIDLAND (SLP)	5,000,000
	MID-IUL (SLP)	20,000,000
	MID-ANN (SLP)	70,000,000
	BOLI-GEN (SLP)	15,000,000
North American Company for Life and Health Insurance	NACOLAH (SLP)	2,000,000
	NAC-IUL (SLP)	8,000,000
	NAC-ANN (SLP)	45,000,000
NZC Guggenheim Fund LLC	NZCG-LLC	6,000,000
SCS Core Fixed Income Plus Fund, LLC	SCS	450,000
Verger Capital Fund LLC	VERGER	500,000
	Total	$400,000,000

EXHIBIT A

Term Loan Facility
Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the letter to which this Exhibit A is attached or in Exhibits B, or C thereto.

Holdings intends to acquire (the “Acquisition”), indirectly through a wholly owned domestic subsidiary (“AcquisitionCo”), all of the outstanding equity interests of a company previously identified to us as “Rodeo” (the “Company”), pursuant to the Acquisition Agreement defined below. The term “Borrower” means (i) prior to the Acquisition, AcquisitionCo and (ii) thereafter, the Company as the survivor of the merger of AcquisitionCo with and into the Company.

In connection therewith, it is intended that:

(a)       On or prior to the Closing Date, a payment of up to $75.0 million will be made to certain of the existing equity holders of Buddy’s Newco, LLC, a Delaware limited liability company (“Buddy’s”) (the “Equity Holder Payment”) and all of the equity interests of Buddy’s and its subsidiaries will be contributed as an equity contribution to Holdings, and Holdings will thereafter contribute all of the equity interests of Buddy’s and its subsidiaries to the Borrower (the “Buddy’s Contribution”).

(b)       Pursuant to a merger agreement to be entered into on or following the date hereof (together with the exhibits and disclosure schedules thereto, as amended, modified, supplemented or waived in accordance with the terms of the Commitment Letter, the “Acquisition Agreement”) by and among Holdings, AcquisitionCo and the Company, AcquisitionCo will merge with and into the Company, with the Company surviving and becoming a wholly owned direct subsidiary of Holdings.

(c)       Equity contributions (in the form of (x) common equity or (y) pay-in-kind preferred equity (any equity described in the foregoing clauses (x) and (y) being “Permitted Equity”)) will be made in cash directly or indirectly to Holdings by certain controlled affiliates of the Sponsor and certain other investors identified by you to us prior to the date hereof (the “Equity Contribution”) (and contributed by Holdings to the Borrower as a cash common equity contribution) in an aggregate amount of not less than $610.0 million (subject to reduction as set forth in paragraph 5 of Exhibit C hereto) (and, for the avoidance of doubt, any cash proceeds received in respect of the ANOW Assets shall not count towards the Equity Contribution).

(d)       Prior to, or substantially contemporaneously with the consummation of, the Acquisition, all existing third party indebtedness for borrowed money of the Company and its respective subsidiaries (other than (i) intercompany indebtedness, (ii) existing capital lease obligations and purchase money indebtedness, and (iii) certain indebtedness permitted to survive under the Acquisition Agreement), will be repaid (or, in the case of the Company’s 6.625% Senior Notes due 2020 and the Company’s 4.75% Senior Notes due 2021 (the “Existing Notes”), the indentures with respect to such notes have been satisfied and discharged), all commitments thereunder will be terminated and any security interests or guaranties in connection therewith will have been terminated or released (other than letters of credit in an aggregate amount up to $100 million (the “Existing Letters of Credit”), which have been cash collateralized (collectively, the “Cash Collateralized Letters of Credit”) (the foregoing, collectively, the “Refinancing”).

A-1

(e)       The Borrower will obtain senior secured first lien credit facilities in an aggregate amount of $1,075.0 million, comprised of (i) a $800.0 million senior secured term loan facility (the “Term Loan Facility”), as described in Exhibit B to the Commitment Letter and (ii) a $275.0 million senior secured term loan facility (the “ANOW Facility” and, together with the Term Loan Facility, the “Senior Credit Facilities”) as described in Exhibit B to the that certain Commitment Letter, dated as of the date hereof, by and between you and the ANOW Lender.

(f)       The proceeds of the Equity Contribution and the Senior Credit Facilities incurred and/or received on the Closing Date will be applied to fund the Equity Holder Payment, the Acquisition, the Refinancing and to cash collateralize the Existing Letters of Credit and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”).

Immediately following the Acquisition, controlled affiliates of the Sponsor will continue to own, directly or indirectly, at least a majority of the voting and economic interests in the Borrower. The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver by the Commitment Parties of the Exclusive Funding Conditions, the initial funding of the Term Loan Facility and the consummation of the Acquisition.

[B Riley Commitment Letter Signature Page]

EXHIBIT B

Term Loan Facility
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term Loan Facility. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the letter to which this Exhibit B is attached or in Exhibits A or C attached thereto. Certain of the terms below are subject to adjustment pursuant to the “market flex” provisions contained in the Last Out Fee Letter (whether or not such adjustment is referenced below).

1.       PARTIES

Borrower:	As set forth in Exhibit A to the Commitment Letter.
Guarantors:

Vintage Rodeo Parent, LLC (i.e., the direct parent company of the Borrower) (“Holdings”) holding all of the Borrower’s equity interests, and all of the Borrower’s direct and indirect wholly-owned domestic subsidiaries (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties” and each individually a “Loan Party”), except (i) [reserved], (ii) captive insurance companies (any such company, an “Insurance Subsidiary”), (iii) not-for-profit subsidiaries, (iv) certain special purpose entities, (v) immaterial subsidiaries (defined in a manner to be mutually agreed), (vi) to the extent a guarantee is prohibited or restricted by contracts existing on the Closing Date (other than organizational documents) (or if the subsidiary is acquired after the Closing Date, on the date of such acquisition) (but in each case not created in contemplation thereof) or applicable law (including any requirement to obtain governmental or third party consent, approval, license or authorization) or could reasonably be expected to result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent, (vii) to the extent the Administrative Agent and the Borrower determine the cost and/or burden of obtaining the guaranty outweigh the benefit to the Lenders, (viii) (A) any domestic subsidiary of a foreign subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code (a “CFC”) or (B) any domestic subsidiary that has no material assets other than capital stock of a foreign subsidiary that is a CFC (each such subsidiary that is described in clause (viii)(A) or (viii)(B) above, an “Excluded Subsidiary”), and (ix) certain other customary exceptions to be agreed upon; provided, that, notwithstanding the foregoing exceptions, any parent or subsidiary of Holdings that is a borrower or a guarantor under the ABL Facility shall also be a Loan Party under the Term Loan Facility.

All the above-described guarantees shall be on a senior secured first lien (or with respect to ABL Priority Collateral (as hereinafter defined), second lien) basis and created on terms, and pursuant to documentation, consistent with the Documentation Principles, unless otherwise reasonably agreed by the Administrative Agent, the Collateral Agent and the Borrower.

Administrative Agent:	Prior to the maturity or earlier prepayment and termination of the First Out Tranche, Guggenheim Corporate Funding, LLC (in such capacity, and collectively with its permitted successors and assigns, the “Administrative Agent”) will perform the duties customarily associated with such role. Following the maturity or earlier prepayment and termination of the First Out Tranche and prior to the maturity or earlier prepayment and termination of the Second Out Tranche, the holders of a majority of the Second Out Tranche shall select a replacement administrative agent. Following the maturity or earlier prepayment and termination of the Second Out Tranche, the holders of a majority of the Last Out Tranche shall select a replacement administrative agent.
Collateral Agent:	B Riley (in such capacity and collectively with its permitted successors and assigns, the “Collateral Agent”) will perform the duties customarily associated with such role.
Lenders:	A syndicate of banks, financial institutions and other entities, including the Initial Lenders, arranged by the Commitment Parties (excluding any Disqualified Institutions) and reasonably acceptable to the Borrower subject to the provisions above (collectively, the “Term Lenders”); provided, that nothing herein shall affect the consent right of the Borrower set forth under the heading “Assignments and Participations”.

2.       TYPE AND AMOUNT OF TERM LOAN FACILITY

Term Loan Facility Type and Amount:

A senior secured term loan facility (the “Term Loan Facility”) in the amount of $800,000,000 (the loans thereunder, the “Term Loans”) consisting of (as adjusted pursuant to the preceding parenthetical):

a. $400,000,000 “first-out” term loan facility (the “First Out Tranche”; the Term Loans thereunder, the “First Out Term Loans” and the Lenders thereof, the “First Out Lenders”), it being understood and agreed that the aggregate principal amount of the First Out Term Loans funded on the Closing Date may, at the Borrower’s option, be increased by an amount sufficient to fund any ticking fees payable pursuant to the First Out Fee Letter;

b. $250,000,000 “second-out” term loan facility (the “Second Out Tranche”; the Term Loans thereunder, the “Second Out Term Loans” and the Lenders thereof, the “Second Out Lenders”); and

c. $150,000,000 “last-out” term loan facility (the “Last Out Tranche”; the Term Loans thereunder, the “Last Out Term Loans” and the Lenders thereof, the “Last Out Lenders”).

Maturity and Amortization:

The First Out Tranche shall mature on the date that is four (4) years after the Closing Date (“First Out Maturity Date”).

The Second Out Tranche and the Last Out Tranche shall each mature on the date that is five (5) years after the Closing Date (“Second Out/Last Out Maturity Date”)

Regularly scheduled principal payments will be required on the Term Loans in quarterly installments of (i) for each of the first four full fiscal quarters ending after the Closing Date, $25,000,000, (ii) for each of the fifth through ninth full fiscal quarters ending after the Closing Date, $37,500,000 and (iii) for each fiscal quarter thereafter, $30,000,000. All such payments shall be applied first, to the First Out Term Loans until paid in full; second, to the Second Out Term Loans until paid in full; and third, to the Last Out Term Loans until paid in full.

The aggregate principal amount of First Out Tranche outstanding on the First Out Maturity Date shall be payable in full on such date. The aggregate principal amount of the Second Out Tranche and the Last Out Tranche outstanding on the Second Out/Last Out Maturity Date shall be payable in full on such date.

Availability:	The Term Loans shall be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.
Use of Proceeds:	The proceeds of the Term Loans will be used to finance a portion of the Transactions (including, for the avoidance of doubt, the Equity Holder Payment, the Refinancing, to cash collateralize the Existing Letters of Credit and to pay the Transaction Costs).
Incremental Facilities:	The Borrower will have the right from time to time following the repayment in full in cash of the First Out Tranche (the “First Out Repayment”), on one or more occasions, to, subject to clause (vii) below, add one or more incremental term loan facilities to the Term Loan Facility and/or increase the Term Loan Facility (each, an “Incremental Term Facility”) in minimum amounts to be mutually agreed and in an aggregate principal amount not to exceed an amount to be mutually agreed; provided, that, (I) if such debt is unsecured, the pro forma Total Leverage Ratio (as hereinafter defined) as of the last day of the most recently ended fiscal quarter for which financial statements have been or are required to be delivered is not greater than a level to be mutually agreed, (II) if such debt is secured on a junior basis to the Term Loan Facility, the pro forma Secured Leverage Ratio (as hereinafter defined) as of the last day of the most recently ended fiscal quarter for which financial statements have been or are required to be delivered is not greater than a level to be mutually agreed and (III) if such debt is pari passu with the Term Loan Facility, the pro forma First Lien Leverage Ratio (as hereinafter defined) as of the last day of the most recently ended fiscal quarter for which financial statements have been or are required to be delivered is not greater than a level to be mutually agreed (it being understood that, in calculating the respective leverage ratios above and in clause (viii) below, the commitments in respect of any Incremental Term Facility shall be treated as fully funded and without netting the cash proceeds of any Incremental Term Facility in any such calculation); provided, that:
(i) except as described in clause (vii) below, the Incremental Term Facilities and related guarantees will rank pari passu in right of payment and be secured on a pari passu basis with the Term Loan Facility (subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower);

(ii) any Incremental Term Facility will have a final maturity no earlier than that of the Term Loan Facility;
(iii) the weighted average life to maturity of each Incremental Term Facility shall be no shorter than that of the Term Loan Facility;

(iv)            any Incremental Term Facility in the form of an increase shall be on the same terms (other than OID and upfront fees, subject to clause (vi) below) and documentation as the tranche being increased;

(v)             (A) no event of default shall have occurred and be continuing or would result therefrom; except in the case of any Incremental Term Facility incurred in connection with a Limited Condition Acquisition (as hereunder defined), in which case, the incurrence thereof shall be subject to the Limited Condition Acquisition provisions set forth herein and (B) the representations and warranties in the Term Loan Documentation shall be true and correct in all material respects (and in all respects if already qualified by materiality); provided, that, in connection with a Limited Condition Acquisition, such representations and warranties may be limited to customary “Specified Representations”;

(vi) the all-in-yield applicable to any Incremental Term Facility will be determined by the Borrower and the lenders providing such Incremental Term Facility; provided, that the all-in-yield (including in the form of interest rate margins, discounts, premiums, original issue discount (based on a four-year average life to maturity or, if less, the remaining life to maturity), upfront fees, recurring periodic fees or LIBOR/ABR floors, but excluding arrangement, commitment, amendment, structuring and underwriting fees and any amendment fees in each case paid by borrowers to arrangers and not shared generally with other Term Lenders) applicable to any Incremental Term Facility that is secured on a pari passu basis with the Term Loan Facility will not be more than 0.50% higher than the corresponding all-in-yield (determined on the same basis) applicable to the existing Term Loan Facility, unless the interest rate margin with respect to the existing Term Loan Facility is increased by an amount equal to the difference between the all-in-yield with respect to the Incremental Term Facility and the corresponding all-in-yield on the existing Term Loan Facility, minus, 0.50%; provided, if the Incremental Term Facility includes an interest rate floor greater than the applicable interest rate floor under the applicable existing Term Loan Facility, such differential between interest rate floors shall be equated to the applicable all-in-yield for purposes of determining whether an increase to the interest rate margin under the applicable existing Term Loan Facility shall be required, but only to the extent an increase in the interest rate floor in the applicable existing Term Loan Facility would cause an increase in the interest rate then in effect thereunder at the time of determination, and in such case, the interest rate floor (but not the interest rate margin) applicable to the applicable existing Term Loan Facility shall be increased to the extent of such differential between interest rate floors;

(vii)        any Incremental Term Facility may rank pari passu with, or junior to, the Term Loan Facility or be unsecured, in which case, the Incremental Term Facility pursuant to which such junior or unsecured incremental term loans are extended will be established as a separate facility from the then existing Term Loan Facility; provided, that there shall be no obligors or security (if secured) in respect of any such pari passu, junior or unsecured facility that are not obligors or serve as security with respect to the Term Loan Facility;

(viii)        without limiting the provisions set forth in the first paragraph of this Section titled “Incremental Facilities”, in the case of a secured Incremental Term Facility, Holdings shall be in pro forma compliance with a Total Leverage Ratio to be agreed;

(ix)          except as otherwise required in preceding clauses (i) through (viii), all other terms of such Incremental Term Facility, if not consistent with the terms of the existing Term Loan Facility, as applicable, will be as agreed between the Borrower and the lenders providing such Incremental Term Facility, with such other terms not consistent with the existing Term Loan Facility to be not more restrictive to Holdings and its Subsidiaries (as defined below), when taken as a whole, than the terms of the Term Loan Facility, unless (1) the Term Lenders under the Term Loan Facility also receive the benefit of such more restrictive terms, (2) such provisions only apply after the latest maturity date of the Term Loan Facility or (3) such other terms are reasonably satisfactory to the Administrative Agent. Any Incremental Term Facility that is secured on a pari passu basis with the existing Term Loan Facility shall share mandatory and voluntary prepayments ratably (or, if agreed by the lenders providing such Incremental Term Facility, less than ratably) with the existing Term Loan Facility (and any Incremental Term Facility that is junior secured or unsecured, shall share on a junior basis in such prepayments); and

(x)           for the avoidance of doubt, in no event shall any Incremental Term Facility be incurred if, immediately after giving effect thereto, any obligations would be outstanding under any First Out Term Loans.

No existing Term Lender will be required to participate in any such Incremental Term Facility without its consent. The lenders providing any Incremental Term Facility shall be reasonably satisfactory to the Administrative Agent to the extent required under “Assignments and Participations” below. Any such Incremental Term Facility held by the Sponsor, any Non-Debt Fund Affiliate (as defined below) or any Debt Fund Affiliate (as defined below) shall be subject to the same restrictions applicable to assignments to such persons as set forth under the heading “Assignments and Participations” below (including voting restrictions and, where applicable, an aggregate cap on the amount of Term Loans held by such persons).

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Consolidated EBITDA” of any Person for any period shall be defined in the Credit Documentation in a manner consistent with the model separately agreed to among the Lead Arrangers and the Sponsor as of the date hereof (the “Financial Model”) (and shall, for the avoidance of doubt, be subject to further adjustment as necessary to eliminate the contribution of the ANOW Assets to Consolidated EBITDA of Holdings).

Unless otherwise qualified, all references to “Consolidated EBITDA” herein shall refer to Consolidated EBITDA of Holdings.

Consolidated EBITDA for each of the four fiscal quarters ending at least 45 days prior to the Closing Date shall be deemed to be an amount to be mutually agreed.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Funded Indebtedness as of such date that is secured by a lien that is not subordinated to the liens securing the Term Loan Facility (it being understood that, for the avoidance of doubt, the liens securing the ABL Facility (and any refinancing thereof) shall not be treated as being subordinated to the Term Loan Facility for this purpose and the ABL Facility shall be included in the calculation of the First Lien Leverage Ratio) to (ii) Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements have been (or were required to have been) delivered.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Refranchising Transaction” means (a) the sale and closing of any of the stores of Holdings and its Subsidiaries and (b) any other steps or actions reasonably determined by Holdings in good faith to be necessary or appropriate in connection therewith.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Funded Indebtedness as of such date that is secured by a lien on any asset of Holdings or any of its Subsidiaries to (ii) Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements have been (or were required to have been) delivered.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, that any joint venture that is not required to be consolidated with the Borrower and its consolidated Subsidiaries in accordance with GAAP shall not be deemed to be a “Subsidiary” for purposes hereof. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or Subsidiaries of Holdings.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Funded Indebtedness as of such date to (ii) Consolidated EBITDA for the most recently ended four-fiscal quarter period for which financial statements have been (or were required to have been) delivered.

“Total Funded Indebtedness” means the outstanding principal amount of funded indebtedness for borrowed money, obligations evidenced by notes, debentures, credit agreements, indentures and similar obligations, purchase money indebtedness, letters of credit and similar facilities (to the extent of any unreimbursed amounts thereunder), the principal portion of capital leases, in each case, of Holdings and its Subsidiaries and all earnouts and similar obligations to the extent required to be recognized on the balance sheet as indebtedness in accordance with GAAP (and any of the foregoing items of others that are guaranteed by Holdings or one of its Subsidiaries).

The use of proceeds of the Incremental Term Facilities will be as agreed by the Borrower and the lenders providing such Incremental Term Facilities; provided, that the proceeds of the Incremental Term Facilities shall not be used for any transaction prohibited by the Term Loan Documentation.

Refinancing Facilities:	The Term Loan Documentation shall contain customary “refinancing facility” provisions in regards to the Term Loan Facility to be mutually agreed (“Refinancing Facilities”).

3.       CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth in Annex I to Exhibit B attached hereto.
Closing Fees:	As set forth in the Fee Letter.
Optional Prepayments:

Term Loans may be prepaid, in whole or in part without premium or penalty (except as set forth below), in minimum amounts to be mutually agreed, at the option of the Borrower at any time, in the case of the First Out Tranche, and, at any time following the first (1st) anniversary of the Closing Date, in the case of the Second Out Tranche and the Last Out Tranche, in each case, upon one (1) business day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I to Exhibit B attached hereto), three (3) business days’) prior notice, subject to: (a) reimbursement of the Lenders’ actual breakage costs (other than lost profits) incurred in the case of a prepayment of Eurodollar Loans prior to last day of the relevant interest period; and (b) for all optional prepayments of the Second Out Tranche and the Last Out Tranche, payment at (i) 102% of the principal amount prepaid plus all accrued and outstanding interest on account of such principal prepaid if such prepayment is made at any time following the first (1st) anniversary of the Closing Date and through and including the second (2nd) anniversary of the Closing Date, (ii) 101% of the principal amount prepaid plus all accrued and outstanding interest on account of such principal prepaid if such prepayment is made at any time following the second (2nd) anniversary of the Closing Date and through and including the third (3rd) anniversary of the Closing Date and (iii) at 100% of the principal amount prepaid plus all accrued and outstanding interest on account of such principal prepaid if such prepayment is made at any time following the third (3rd) anniversary of the Closing Date. For the avoidance of doubt, there shall not be any prepayment premium or penalty on optional prepayments of First Out Tranche other than Eurodollar Loan breakage costs of the type described in clause (a) of this paragraph.

Optional prepayments of the Term Loans shall be applied as directed by the Borrower (or, in the absence of direction, in direct order of maturity), provided, that such payments are applied in the following order:

First, to the outstanding First Out Tranche until paid in full;

Second, to the outstanding Second Out Tranche until paid in full; and

Third, to the outstanding Last Out Tranche until paid in full.

Mandatory Prepayments:	Mandatory prepayments of Term Loans shall be required:
a) from 85% of “Excess Cash Flow” (to be defined in a manner to be agreed and calculated for each fiscal year of Holdings beginning with the fiscal year ending December 31, 2018) of Holdings and its Subsidiaries, on a consolidated basis;
b) from 100% of the net cash proceeds received by Holdings or any of its Subsidiaries from any unpermitted debt issuances or any refinancing indebtedness;
c) from 100% of the net cash proceeds (in excess of $1,000,000 in the aggregate) received by received by Holdings or any of its Subsidiaries for certain non-ordinary course dispositions of assets and any casualty and condemnation events, except to the extent such proceeds are reinvested in assets used or useful in the business of Holdings and its Subsidiaries within 90 days following receipt thereof (or, to the extent committed for reinvestment within such initial 90-day period, reinvested within 270 days after the expiration of such initial 90-day period);
d) from 100% of the amount of any Letters of Credit Cash Collateral (in excess of $250,000 in the aggregate) released to Holdings or any of its Subsidiaries following the Closing Date;
e) from 100% of the net cash proceeds (in excess of $250,000 in the aggregate) from Refranchising Transactions;
f) from 100% of extraordinary receipts (to be defined to include certain material tax refunds and litigation and settlement proceeds) by Holdings or any of its subsidiaries;
g) upon the occurrence of any Change of Control (such term to be defined in a manner to be agreed and otherwise consistent with this Summary of Terms and Conditions and the Documentation Principles), in which case the entire outstanding principal amount of the Term Loans shall be payable in full (at par);

h)   in the case of the First Out Term Loans, in an amount necessary to cause the Borrowing Base (as defined below) to be not less than 60.0% of the outstanding principal amount of the First Out Term Loans, in each case measured on and as of the last day of each fiscal quarter ending on March 31 of any fiscal year, which prepayment shall be made no later than five business days following the date on which financial statements were delivered or required to be delivered for such fiscal quarter; and

i)    by 100% of the proceeds of any Specified Equity Contribution.

Each mandatory prepayment of Term Loans shall be applied in the following order:

First, to the remaining scheduled payments of principal under the First Out Tranche in direct order of maturity, until the First Out Term Loans have been paid in full;

Second, to the remaining scheduled payments of principal under the Second Out Tranche in direct order of maturity, until the Second Out Term Loans have been paid in full; and

Third, to the remaining scheduled payments of principal under the Last Out Tranche in direct order of maturity, until the Last Out Term Loans have been paid in full.

Any prepayment or requirement to prepay from a non-U.S. Subsidiary’s excess cash flow and asset sale or other disposition proceeds will be limited in a customary manner to be agreed to the extent such prepayment or requirement (including the repatriation of cash in connection therewith) would (a) be prohibited, delayed or restricted by applicable law, rule or regulation (provided, that Holdings and its Subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation) or (b) result in material adverse tax consequences to Holdings or one of its Subsidiaries (as determined in good faith by the Borrower).

Any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment (other than pursuant to clause (b) above) (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and used in any manner not prohibited by the Term Loan Facility (such amounts, “Declined Proceeds”).

There will be no prepayment premiums or penalties for mandatory prepayments other than as follows: (x) reimbursement of the Lenders’ actual breakage costs (other than lost profits) incurred in the case of a prepayment of Eurodollar Loans prior to last day of the relevant interest period and (y) in regards to all mandatory prepayments of the Second Out Tranche and the Last Out Tranche (other than from excess cash flow), each mandatory prepayment shall be payable at (A) 102% of the principal amount to be prepaid plus all accrued and outstanding interest on account of such principal prepaid if such prepayment is require be made at any time prior to and through and including the second (2nd) anniversary of the Closing Date, (B) 101% of the principal amount to be prepaid plus all accrued and outstanding interest on account of such principal prepaid if such prepayment is required to made at any time following the second (2nd) anniversary of the Closing Date and through and including the third (3rd) anniversary of the Closing Date and (C) at 100% of the principal amount to be prepaid plus all accrued and outstanding interest on account of such principal prepaid if such prepayment is required to be made at any time following the third (3rd) anniversary of the Closing Date. For the avoidance of doubt, mandatory prepayments of the First Out Tranche shall not be accompanied by any prepayment premiums or penalties other than Eurodollar Loan breakage costs of the type described in clause (x) of this paragraph.

4.       COLLATERAL

Collateral:

Subject to the terms of the Intercreditor Agreement (as defined below) (if any), the Certain Funds Provision and the provisions of the immediately succeeding two paragraphs after clause (b) immediately below, the obligations of the Loan Parties in respect of the Term Loan Facility (and the obligations of the Loan Parties in respect of hedging agreements entered into with the Administrative Agent, a Lead Arranger, a Lender or any affiliate of the foregoing (other than Excluded Swap Obligations (to be defined in a customary manner to be agreed)) shall, subject to permitted liens and other exceptions to be mutually agreed, be secured by:

(a)       a first-priority pledge of all the equity interests issued by the Borrower and Guarantors (other than Holdings) and a first-priority pledge of all the equity interests issued by Subsidiaries (other than immaterial subsidiaries) directly held by the Borrower or any Guarantor (which pledge, in the case of a first tier foreign subsidiary that is a CFC or any Excluded Subsidiary, shall be limited to 65% of the voting and 100% of any non-voting equity interests thereof); and

(b)       first-priority security interests in substantially all other tangible and intangible property of the Borrower and the Guarantors, in each case subject to permitted liens (the foregoing clauses (a) and (b), but excluding the Excluded Property (as defined below), the “Collateral”).

Pursuant to the Intercreditor Agreement (if any), the security interests for the benefit of the Term Lenders (i) in all present and after-acquired inventory and accounts receivable of the Borrower and the Guarantors constituting Collateral (other than accounts receivable derived from or otherwise relating to Term Loan Priority Collateral (as defined below)) and certain customary related assets constituting Collateral (collectively, the “ABL Priority Collateral”) shall be a second-priority continuing security interest, subject to the first-priority security interests therein for the benefit of the lenders under the ABL Facility and permitted liens to be mutually agreed and (ii) in all other Collateral (the “Term Loan Priority Collateral”) shall be a first-priority continuing security interest (subject only to permitted liens to be mutually agreed upon).

In addition to the limitations set forth above, and notwithstanding anything herein to the contrary, the Collateral shall exclude the following (collectively, the “Excluded Property”): (i) any fee-owned real property with a value of less than $1,000,000 or which is located outside of the United States and all leasehold interests in real property; (ii)(x) motor vehicles, airplanes and other assets subject to certificates of title (to the extent a security interest therein cannot be perfected by a UCC filing), (y) letter of credit rights (to the extent a lien therein cannot be perfected by a UCC filing) and (z) commercial tort claims with a reasonably predicted value of less than $250,000; (iii) pledges and security interests in any asset prohibited (A) by applicable law, rule, regulation at any time or (B) by a contractual obligation binding on the grantor at the time the asset subject to such contractual obligation was acquired (so long as not entered into in contemplation of such acquisition) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received) (in each case, after giving effect to the applicable provisions of the Uniform Commercial Code); (iv) equity interests in any person other than wholly-owned subsidiaries to the extent and only for so long as a pledge thereof is not permitted by the terms of any applicable organizational documents, joint venture agreement or shareholder agreement or similar contractual obligation or any agreement evidencing indebtedness of such joint venture; (v) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than Holdings or any wholly-owned subsidiary of Holdings) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar laws; (vii) those assets as to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or similar laws; (ix) “intent-to-use” trademark applications prior to the filing of a statement of use; (x) zero balance accounts and deposit accounts to the extent the balance of that account is transferred at the end of each business day to a concentration account that is subject to the Collateral Agent’s control (subject to the post-closing time frame for granting such control to the Collateral Agent), local or petty cash accounts to the extent the balance on each such account is less than $100,000 individually or $1,000,000 in aggregate, accounts into which government receivables and government reimbursement payments are deposited, payroll accounts (including accounts used for the disbursement of payroll, for payroll taxes and other employee wage and benefit payments), withholding and trust accounts, escrow and any other fiduciary accounts; (xi) any equipment or other asset subject to liens securing permitted acquired debt (limited to the acquired assets), sale and leaseback transactions, capital lease obligations or other purchase money debt, if the contract or other agreement providing for such debt or capital lease obligation prohibits or requires the consent of any person as a condition to the creation of any other security interest on such equipment or asset (and such prohibition or restriction is not rendered ineffective by the applicable anti-assignment provisions of the Uniform Commercial Code or similar laws) and, in each case, such prohibition or requirement is permitted under the Term Loan Documentation; (xii) stock and assets of captive insurance subsidiaries; (xiii) the ANOW Assets (as defined in Annex II to Exhibit B hereto); (xiv) the cash and the cash collateral account (and the proceeds of the foregoing) securing the Cash Collateralized Letters of Credit (collectively, the “Letters of Credit Cash Collateral”); (xv) margin stock; and (xvi) other exceptions to be mutually agreed upon. No security agreements or pledge agreements governed under the laws of any non-United States jurisdiction shall be required and no filing or other action outside of the United States to create or perfect a security interest therein in any asset shall be required.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles (it being understood that, among other things, deposit accounts and securities accounts of the Loan Parties (to the extent constituting Collateral) will be required to be made subject to control agreements within 30 days following the Closing Date (or such later date reasonably agreed to by the Collateral Agent), subject in each case to certain customary exceptions to be mutually agreed). Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Collateral” section shall be, as of the Closing Date, subject to the Certain Funds Provision.
ANOW Facility:

The relationship between the Term Lenders and the lenders under the ANOW Facility will be governed by an intercreditor agreement in form and substance reasonably satisfactory to the Term Lenders and which shall include, without limitation, the following terms:

●     no cap on indebtedness under the Term Loan Facility;

●     no limitations on amendments or modifications of the Term Loan Facility (except that in no event shall the ANOW Assets secure the obligations under the Term Loan Facility);

●     no cap on indebtedness under the ANOW Facility;

●     no limitations on amendments or modifications of the ANOW Facility (except that, in no event, shall any portion of the Collateral secure the obligations under the ANOW Facility);

●     a prohibition on the exercise of creditor remedies by the ANOW Lender against the Borrower or any other Loan Party until the Term Loan Facility has been repaid in full in cash (it being understood that prior to the repayment in full in cash of the Term Loan Facility, any exercise of creditor remedies by the ANOW Lender shall be limited to the ANOW Assets) (the “ANOW Standstill”) and a prohibition on repayment of the ANOW Facility (with related turnover provisions) from the proceeds of Collateral or other assets that are not ANOW Assets until the Term Loan Facility has been repaid in full in cash;

●     no remedies standstill applicable to any parties other than the ANOW Standstill;

●     no buyout rights in favor of the Lenders, on the one hand, or the ANOW Lender on the other hand;

●     no restrictions on sales of the ANOW Assets;

●     no restrictions on sales of the Collateral;

●     turnover and cooperation provisions to ensure that proceeds of ANOW Assets are applied, exclusively, to repay the ANOW Facility; and

●     turnover and cooperation provisions to ensure that proceeds of Collateral are applied, exclusively, to repay the Term Loan Facility.

Notwithstanding anything to the contrary herein or in the Term Loan Documentation, repayments of the ANOW Facility will be permitted only to the extent funded by the ANOW Assets and proceeds thereof.

5.       CERTAIN CONDITIONS

Conditions Precedent:	Subject to the Certain Funds Provision, the availability of the Term Loan Facility on the Closing Date will be subject only to the Exclusive Funding Conditions.

6.       DOCUMENTATION

Credit Documentation:	The definitive documentation for the Term Loan Facility (the “Term Loan Documentation” and, together with the Commitment Letter, the “Credit Documentation”) will include (a) a credit agreement that will initially be based on the documentation precedent delivered to counsel for the Borrower on May 14, 2018 (or such other documentation precedent to be mutually agreed) (the “Documentation Precedent”), and that will be modified to eliminate provisions specific to a revolving credit facility and will take into account the terms set forth in the Commitment Letter, the Transactions and differences related to Holdings, its subsidiaries and their respective businesses (including (i) as to operational and strategic requirements of Holdings and its subsidiaries in light of their industries, businesses, business practices and projected acquisition strategy, (ii) in light of the size, cashflows and leverage of Holdings and its subsidiaries (including as to materiality thresholds, baskets and other limitations and exceptions) and (iii) in light of the Sponsor bank model delivered to the Lead Arrangers on May 4, 2018 (together with any updates or modifications thereto as reasonably agreed between the Sponsor and the Lead Arrangers, the “Sponsor Model”)) and modifications will be made to reflect administrative and operational requirements of the Administrative Agent and the Collateral Agent and customary EU “bail in” provisions, and which in any event will contain only those conditions to borrowing, mandatory prepayments, representations and warranties (it being understood and agreed that only Holdings (on behalf of itself and its Subsidiaries on a consolidated basis) shall be required to make any solvency representation or certification in the Term Loan Documentation), affirmative, negative and financial covenants and events of default expressly set forth in this Term Loan Facility Term Sheet, together with other customary loan document provisions and other terms and provisions in each case consistent with the terms of this Term Loan Facility Term Sheet, and (b) other customary loan documentation for transactions of this type, including intra-lender arrangements (on substantially the terms separately agreed between the First Out Lenders, on the one hand, and the Second Out Lenders and Last Out Lenders, on the other hand), guarantees and pledge and security documents, in the case of each of clauses (a) and (b), the definitive terms of which will be negotiated in good faith to finalize the Term Loan Documentation, giving effect to the Certain Funds Provision, as promptly as reasonably practicable and shall be consistent with this Term Loan Facility Term Sheet (subject to any applicable “market flex” permitted pursuant to the Last Out Fee Letter); provided that notwithstanding anything in the Documentation Precedent to the contrary, except as expressly set forth herein, (x) the Term Loan Documentation will not contain any “Available Amount” or similar concept, (y) prior to the First Out Repayment, the Term Loan Documentation will not permit the incurrence or making of any unlimited “ratio-based” debt, liens, investments, restricted payments or prepayments, purchases of redemptions of Junior Debt (as defined below) on the basis of compliance with any financial incurrence test and (z) all financial definitions in the Term Loan Documentation and the component definitions thereof shall be consistent with the Financial Model (the foregoing, collectively, the “Documentation Principles”). The Term Loan Documentation will initially be drafted by counsel to the Administrative Agent.
Agreement Among Lenders:	The relative rights among the First Out Lenders, the Second Out Lenders and the Last Out Lenders under the Term Loan Documentation will be set forth in an agreement among lenders upon terms consistent with the term sheet separately agreed to on or prior to the date hereof between the First Out Lenders, on the one hand, and the Second Out Lenders and the Last Out Lenders, on the other hand (the “Agreement Among Lenders”).

Intercreditor Agreement:	To the extent any ABL Facility is in place, the relative rights and priorities in the Collateral between the Term Lenders and the lenders in respect of the ABL Facility will be set forth in an ABL/term loan intercreditor agreement (the “Intercreditor Agreement”), which shall initially be suggested by the Administrative Agent and thereafter negotiated and agreed upon between the parties thereto.
Representations and Warranties:	Limited to the following (applicable to Holdings, the Borrower and its Subsidiaries), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles: organization, existence, good standing, qualification and power and authority; compliance with laws and regulations; no contravention with laws, contracts or charter documents; governmental authorizations and other material third party consents; due authorization, execution, delivery and enforceability and binding effect of the Term Loan Documentation; no Defaults or Events of Default continuing; financial information (including as to historical financial statements, pro forma financial statements and projections); no material adverse effect; litigation; ownership of material property; environmental matters; taxes; ERISA and other pension matters; subsidiaries as of the Closing Date (after giving effect to the Transactions); margin regulations; Investment Company Act; PATRIOT Act; laws against sanctioned persons (including OFAC); anti-terrorism laws; anti-corruption laws (including FCPA); anti-money laundering laws; accuracy of disclosure; use of proceeds; intellectual property; solvency (on a consolidated basis) as of the Closing Date after giving effect to the Transactions; labor relations; third party consents; designation as “senior debt”; not an EEA financial institution; and creation, validity, perfection and priority of security interests in Collateral.
Affirmative Covenants:	Limited to the following (applicable to Holdings, the Borrower and its Subsidiaries), in each case with customary exceptions, limitations and qualifications to be mutually agreed, and otherwise consistent with the Documentation Principles: monthly unaudited consolidated financial statements within 45 days after each calendar month end; quarterly unaudited consolidated financial statements within 45 days after each fiscal quarter end (other than the last fiscal quarter of any fiscal year) and annual audited consolidated financial statements accompanied by an audit opinion of a nationally recognized independent accounting firm without qualifications as to “going concern” or the scope of the audit (other than with respect to, or disclosure of an exception or qualification resulting from, the impending maturity of the Term Loan Facility, the ANOW Facility or the ABL Facility) within 90 days after the fiscal year end, in each case, for Holdings and its Subsidiaries (within 120 days for delivery of the first annual financial statements and 60 days for delivery of the first two quarterly financial statements to be delivered after the Closing Date), in each case, together with customary management discussion and analysis; annual forecasts delivered within 60 days after each fiscal year ending after the Closing Date; quarterly lender calls; final management letters, if any, in connection with the annual audit; compliance certificates and borrowing base certificates (in each case, delivered with each of the annual financial statements and the quarterly financial statements for the first three fiscal quarters of each fiscal year); up to one commercial field examination per fiscal year and up to one appraisal per fiscal year, plus, at the option of the Administrative Agent or the Collateral Agent, up to one additional field examination and up to one additional appraisal during the term of the Term Loan Facility, in the case of each of the foregoing, at the Borrower’s expense; notices of defaults and events of default, material litigation, material adverse effect, the occurrence of an ERISA Event, changes related to Collateral and otherwise pertaining to information related to perfection and certain other material events; certain other information; payment of obligations; preservation of existence and material rights, franchises, licenses, permits etc.; maintenance of material properties (other than ordinary wear and tear, casualty and condemnation); new Guarantors; maintenance of adequate insurance; compliance with laws and regulations; books and records; inspection rights (subject to limitations on frequency and cost reimbursement (so long as no event of default has occurred and is continuing)); use of proceeds; covenant to guarantee obligations and give security and further assurances; annual insurance report; commercially reasonable efforts to maintain monitored public corporate credit/family ratings (but not a specific rating); compliance with environmental laws; maintenance of compliance programs and policies with respect to rent-to-own laws and regulations and consumer lending laws and regulations; and embargoed persons, anti-money laundering, anti-corruption and anti-terrorism laws.

Financial Maintenance Covenants:

The Term Loan Documentation will contain a minimum fixed charge coverage ratio (calculated as (i) Consolidated EBITDA minus cash taxes (less cash income tax refunds received), minus non-financed capital expenditures, minus working capital (to the extent an aggregate use of cash for the applicable four fiscal quarter period), divided by (ii) total interest expense plus scheduled principal amortization) with regard to Holdings and its Subsidiaries on a consolidated basis (such covenant, the “FCC Financial Covenant”).

The Term Loan Documentation will also contain a maximum Total Leverage Ratio with regard to Holdings and its Subsidiaries on a consolidated basis (such covenant, the “Total Leverage Ratio Financial Covenant” and, together with the FCC Financial Covenant, collectively, the “Ratio Financial Covenants”).

The First Out Lenders will also have the benefit of a Borrowing Base covenant requiring the Borrowing Base to be no less than 60.0% of the aggregate amount of indebtedness outstanding under the First Out Term Loans as of the last day of any fiscal quarter. The “Borrowing Base” will mirror a borrowing base customary for retail borrowers and will include 90% of the net orderly liquidation value of (i) rental agreements and (ii) eligible inventory (with limits to be agreed on in-transit inventory).

The Ratio Financial Covenants (i) will be tested quarterly commencing with the first full fiscal quarter to occur after the Closing Date and (ii) will be set at a 20% cushion to the Sponsor Model.

Any cash qualified equity contribution made to Holdings (and substantially contemporaneously contributed to the Borrower in the form of cash common equity) after the end of the most recently ended fiscal quarter and on or prior to the day that is fifteen business days after the day on which a compliance certificate is required to be delivered for such fiscal quarter will, at the request of Holdings, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Ratio Financial Covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (a) Specified Equity Contributions may not be made in two consecutive fiscal quarters, and no more than five Specified Equity Contributions may be made during the term of the Term Loan Facility, (b) a Specified Equity Contribution shall not be greater than the amount required to cause Holdings to be in compliance with the Ratio Financial Covenants, (c) the Specified Equity Contributions shall be counted solely for the purposes of the Ratio Financial Covenants and shall not be included for the purposes of determining pricing, financial ratio-based conditions, the availability or amount of any covenant baskets, carve-outs or unrestricted cash, (d) there shall be no effect given to any reduction or indebtedness (whether direct or by way of netting) with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Ratio Financial Covenants for any fiscal quarter in which such Specified Equity Contribution is included in the calculation of Consolidated EBITDA and (e) an amount equal to 100% of the proceeds of any Specified Equity Contribution shall be applied to prepay the Term Loan Facility as described under the heading “Mandatory Prepayments” set forth above.

Negative Covenants:

Limited to the following (applicable to Holdings, the Borrower and its Subsidiaries), in each case with customary exceptions, limitations and qualifications to be mutually agreed and otherwise consistent with the Documentation Principles:

a)    limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Senior Credit Facilities, (ii) non-speculative hedging arrangements, (iii) any indebtedness of Buddy’s, the Company or any of their respective subsidiaries incurred or issued prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreement (except, in each case, to the extent required to be repaid pursuant to the Refinancing), (iv) Refinancing Facilities, (v) indebtedness assumed in connection with Permitted Acquisitions in an aggregate amount not to exceed $15,000,000, (vi) purchase money indebtedness, capital leases and mortgage financings up to $5,000,000, (vii) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with Permitted Acquisitions, (viii) a general debt basket of up to $5,000,000 less any amounts incurred in reliance on clause (x) below and which may be secured to the extent permitted by exceptions to the lien covenant, (ix) intercompany indebtedness (subject to the applicable limitations set forth in the investments covenant), (x) indebtedness of Subsidiaries that are not Loan Parties in an aggregate amount not to exceed $5,000,000 less any amounts incurred in reliance on clause (viii) above(xi) solely following the repayment in full in cash of the First Out Tranche, a senior secured ABL revolving loan facility of up to $150 million (the “ABL Facility”) provided, that the aggregate principal amount of the ABL Facility shall not exceed $150 million at any time, (xii) certain permitted refinancing debt (including, without limitation, any refinancing or replacement of the ABL Facility and/or the ANOW Facility), (xiii) [reserved], (xiv) indebtedness secured by a lien that is subordinated to the liens securing the Term Loan Facility (“Junior Lien Debt”) subject to an aggregate cap of $20,000,000 and a subordination agreement acceptable to Administrative Agent in its sole discretion, (xv) unsecured indebtedness subject to an aggregate cap of $20,000,000 and a subordination agreement acceptable to Administrative Agent in its sole discretion, (xvi) indebtedness under and consisting of the Cash Collateralized Letters of Credit, provided, that the Borrower shall be required to reduce exposure under the Cash Collateralized Letters of Credit (and reduce the Letters of Credit Cash Collateral) to no more than $55 million by no later than the 18th month following the Closing Date, (xvi) [reserved], (xvii) indebtedness in connection with any permitted sale and leaseback transaction not to exceed an aggregate principal amount to be agreed, (xviii) so long as the indenture with respect thereto has been satisfied and discharged, indebtedness under the Existing Notes and (xix) other customary exceptions and baskets to be agreed;

b)   limitations on liens (which shall permit, among other things, liens securing (i) the Term Loan Facility (including the Incremental Term Facilities), the ABL Facility (limited to the Collateral in the case of this clause (i)) and the ANOW Facility (excluding any Collateral and limited to the assets described on Annex II to Exhibit B or otherwise mutually agreed in the Credit Documentation), (ii) Refinancing Facilities (limited to the Collateral in the case of this clause (ii)), (iii) debt assumed in connection with a Permitted Acquisition, provided that such liens were not incurred in contemplation of the Permitted Acquisition and do not encumber any property other than the property acquired pursuant to such acquisition, (iv) permitted purchase money indebtedness, capital leases or mortgage financings, (v) a general lien basket not to exceed $2,500,000, (vi) liens existing on the Closing Date (after giving effect to the Refinancing), (vii) liens on assets of a Subsidiary which is not a Loan Party securing permitted debt of such Subsidiary, (viii) certain permitted refinancing liens on customary terms to be agreed, (ix) liens securing Junior Lien Debt permitted by the exceptions to the debt covenant, (x) liens on the Letters of Credit Cash Collateral, (xi) liens on margin stock, and (xii) other customary exceptions and baskets to be agreed;

c)    limitations on fundamental changes (it being understood and agreed that engaging in the Refranchising Transactions shall not constitute a fundamental change);

d)    dispositions (other than (i) sales of assets in the ordinary course of business and immaterial assets, (ii) dispositions of assets for fair market value (as determined by the Borrower in good faith) so long as, for dispositions (or series of related dispositions), (a) at least 75% of the consideration therefor consists of cash or cash equivalents (subject to customary exceptions to the cash consideration requirement to be set forth in the Term Loan Documentation, including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration), (b) no event of default shall have occurred and be continuing or occur as result thereof (including under the fundamental changes covenant), (c) Holdings shall be in pro forma compliance with the Ratio Financial Covenants and (d) the proceeds of such asset disposition is applied pursuant to the terms set forth in the section entitled “Mandatory Prepayments” hereof, (iii) dispositions of obsolete, worn-out, uneconomical or assets no longer useful in the business of the Borrower and its Subsidiaries, (iv) dispositions of cash and cash equivalents at fair market value, (v) dispositions or abandonment of intellectual property no longer useful in the business of the Borrower and its Subsidiaries, (vi) leases, subleases, licenses and sublicenses of any real or personal property in the ordinary course of business; (vii) intercompany transfers among Loan Parties and among Loan Parties and non-Loan Parties; provided that any transfer from a Loan Party to a non-Loan Party for less than fair market value in reliance of this provision will constitute an investment by the maker of such transfer in the recipient of such transfer in an amount equal to the difference (as determined by Holdings) between the fair market value of the assets transferred assets and the consideration received and such investment must be permitted by the investment covenant; provided, further, that the aggregate fair market value of all transfers to non-Loan Parties pursuant to this clause (vii) shall not exceed, together with the aggregate amount of all investments in non-Loan Parties pursuant to clauses (i) and (iii) of paragraph (e) below, $5,000,000, (viii) dispositions pursuant to a general basket in an amount not to exceed $5,000,000, (ix) dispositions of assets which are not Collateral including, for the avoidance of doubt, the ANOW Assets and the Letters of Credit Cash Collateral, (x) Refranchising Transactions, and (xi) other customary exceptions and baskets to be agreed;

e)    limitations on investments and acquisitions (which shall be permitted on the terms as otherwise set forth herein and, in addition, permit (i) investments in the Borrower and its Subsidiaries; provided, that the aggregate amount of investments by any Loan Party in any Subsidiary that is not a Loan Party shall not exceed, together with the aggregate amount of all investments in non-Loan Parties pursuant to clause (iii) below and the aggregate fair market value of all transfers to non-Loan Parties pursuant to clause (vii) of paragraph (d) above, $5,000,000, (ii) so long as no default or event of default shall have occurred or be continuing or would result therefrom, investments in new accounts in an aggregate amount not to exceed, together with the aggregate amount of consideration paid for all Permitted Acquisitions pursuant to clause (xiii) below, (A) prior to the First Out Repayment, $25,000,000 and (B) thereafter, $75,000,000, (iii) so long as no event of default then exists or would result therefrom, investments pursuant to a general basket equal to an amount not to exceed, together with the aggregate amount of all investments in non-Loan Parties pursuant to clause (i) above and the aggregate fair market value of all transfers to non-Loan Parties pursuant to clause (vii) of paragraph (d) above, $5,000,000, (iv) investments existing on the Closing Date and, to the extent such investments individually exceed $500,000, described on a Schedule attached to the Credit Agreement, (v) existing investments of subsidiaries acquired after the Closing Date or of an entities merged into Holdings or any subsidiary after the Closing Date (and not made or created in contemplation thereof), (vi) investments in connection with the Refranchising Transactions, (vii) extension of trade credit in the ordinary course of business, (viii) investments in cash and Cash Equivalents, (ix) guarantee obligations otherwise permitted by the indebtedness covenant, (x) [reserved], (xi) investments made with the proceeds of an equity issuance not prohibited by the Term Loan Documentation (excluding any Specified Equity Contribution) and not otherwise applied, (xii) investments in connection with the Transactions, (xiii) Permitted Acquisitions so long as the aggregate amount of consideration paid for all such Permitted Acquisitions does not exceed, together with the aggregate amount of investments in new accounts made pursuant to clause (ii) above, (A) prior to the First Out Repayment, $25,000,000 and (B) thereafter, $75,000,000; and (xiv) other customary exceptions and baskets to be agreed;

f)    limitations on dividends or distributions on, or redemptions of, Holdings’ or any of its subsidiaries’ equity (which shall permit, among other things, (i) customary payments or distributions to pay the consolidated or similar type of income tax liabilities of any parent entity, (ii) dividends or distributions to permit the payment of legal, accounting and other corporate overhead or other operational expenses of any such parent attributable to the ownership of the Borrower and its Subsidiaries not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes, (iii) [reserved], (iv) the repurchase, retirement or other acquisition or retirement for value of equity interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such equity interests) held by any future, present or former employee, director or officer (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement with any employee, director or officer; provided, that such payments, measured at the time made, do not to exceed $2,500,000 in any fiscal year (with unused amounts being carried over to the immediately succeeding fiscal year (and being deemed to be expended last in such succeeding fiscal year)), (v) the payment of cash in lieu of the issuance of fractional shares, (vi) dividends and distributions to the Borrower or any Subsidiary of the Borrower made by a non-wholly owned Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary receiving such dividend or distribution), (vii) to the extent constituting a dividend, payments made to consummate the Transactions, (viii) solely following the First Out Repayment, dividends, distributions and redemptions subject to compliance with a Total Leverage Ratio to be agreed, (ix) dividends and distributions to permit the payment of fees and expenses related to any public offering or private placement of debt or equity securities of Holdings or any other parent entity, (x) dividends and distributions to permit the payment of salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors, and employees of Holdings or any parent entity, in each case, in order to permit Holdings or such parent entity to make such payments, (xi) dividends and distributions to permit (or constituting) the payment of any management fees to and permit the reimbursement of expenses of the Sponsor (and the making of such payments) subject to limitations and restrictions to be mutually agreed, (xii) dividends, distributions and redemptions in connection with the Refranchising Transactions, and (xiii) other customary exceptions and baskets to be agreed (for the avoidance of doubt, dividends and distributions shall not be permitted to the extent that they are funded directly or indirectly with the proceeds of any equity issuance by Holdings or any of its subsidiaries);

g)    limitations on prepayments, purchases or redemptions of any Junior Lien Debt and unsecured indebtedness (“Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Term Lenders or in any way that is prohibited by any applicable intercreditor or subordination agreement (which shall permit, among other things, (i) refinancing or exchanges of Junior Debt for other like (or more junior) Junior Debt maturing no earlier, and not having a shorter weighted average life, than the Junior Debt being so refinanced or exchanged, (ii) conversion of Junior Debt to common or “qualified preferred” equity of Holdings or any parent thereof, (iii) solely following the First Out Repayment, prepayments, purchases or redemptions subject to compliance with a Total Leverage Ratio to be agreed, (iv) redemptions permitted by exclusions to the restricted payments covenant, (v) prepayments, purchases or redemptions made using the proceeds from any permitted issuance of equity (other than a Specified Equity Contribution) to the extent not otherwise applied; (vi) payments permitted by the terms of any applicable intercreditor or subordination agreement; (vii) payments of regularly scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder subject to limitations to be agreed, and payments of principal on the scheduled maturity date subject to limited exceptions; and (viii) other customary exceptions and baskets to be agreed);

h)    limitations on negative pledge clauses and burdensome agreements (with customary exceptions to be agreed including, without limitation, negative pledge clauses in any sale and/or similar agreement entered into in connection with the sale of any property (including in connection with the Refranchising Transactions); any agreement governing purchase money financing, mortgage financing and capital lease obligations; any agreement acquired in a Permitted Acquisitions, provided such agreement was not entered into in connection with such acquisition; any agreement governing any other permitted indebtedness provided that such agreement does not prohibit the granting of liens in favor of the Collateral Agent; restrictions contained in inbound and outbound licenses, customary provisions in joint venture agreements and other similar agreements; customary provisions in leases, sub-leases, licenses and sub-licenses; and agreements existing on the Closing Date; encumbrances or restrictions existing under or by reason of applicable law, rule or regulation);

i)     limitations on transactions with affiliates (with customary exceptions to be agreed including, without limitation, carve-outs to permit transactions permitted by the Term Loan Documentation, transactions in the ordinary course of business of Holdings or its Subsidiaries, upon arm’s length terms, and the payment of customary management fees to the Sponsor and/or its affiliates to the extent otherwise permitted under the Term Loan Documentation) (it being understood and agreed that the Term Loan Documentation will permit the payment of such fees with customary limitations);

j)     limitations on amendments of organizational documents in a manner materially adverse to the Lenders (as determined in good faith by Holdings);

k)     limitations on changes in fiscal year;

l)     limitations on changes in business (it being understood and agreed that engaging in the Refranchising Transactions shall not constitute a change in business);

m)   customary negative covenants pertaining to Sanctions and Anti-Corruption;

n)    limitations on the use of proceeds of Term Loans;

o)    customary limitations on conducting sale-leaseback transactions; provided that sale-leaseback transactions shall be permitted subject to certain limitations to be agreed;

p)    negative covenants related to tax consolidation with third parties, accounting changes and hedge agreements; and

q)    negative covenants prohibiting (i) the commingling of ANOW Assets with non-ANOW Assets and (ii) any repayment of the ANOW Facility funded from any source other than ANOW Assets and proceeds thereof.

In addition, Holdings will be subject to a customary covenant relating to its passive holding company status.

The Term Loan Documentation will contain certain negative covenant baskets and exceptions to be mutually agreed with respect to any Insurance Subsidiaries, giving due regard to the needs of the business of Holdings and its Subsidiaries.

Among other things, the Term Loan Documentation will permit acquisitions of all or substantially all of the assets of, or any business line, unit or division of, any person or at least a majority of the outstanding equity interest of any person (a “Permitted Acquisition”) subject only to (i) no default or event of default under the Term Loan Facility, (ii) customary line of business restrictions, (iii) the acquired entity and its subsidiaries becoming Guarantors and grantors (to the extent such entity or subsidiary would be required to be a Guarantor if it had been a subsidiary of Holdings as of the Closing Date), subject to a basket to be mutually agreed to permit acquisitions by the Loan Parties of entities that are non-Guarantors or acquisitions by non-Loan Parties, (iv) the acquisition shall be “non-hostile” and (v) pro forma compliance with a Total Leverage Ratio to be mutually agreed.

In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, prepayments of Junior Debt or asset sales, in each case, in connection with a Limited Condition Acquisition (as defined below), at the Borrower’s option, the relevant ratios shall be determined, and any default or event of default shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided, that if the Borrower has made such an election, in connection with the calculation of any ratio with respect to the incurrence of any debt or liens, or the making of any investments, restricted payments, prepayments of Junior Debt or asset sales on or following such date and prior to the earlier of the date on which such acquisition is consummated or the definitive agreement for such acquisition is terminated, any such ratio shall be calculated on a pro forma basis assuming such acquisition and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated.

As used herein, “Limited Condition Acquisition” means any Permitted Acquisition by the Borrower or one or more of its Subsidiaries permitted pursuant to the Term Loan Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing and that is consummated within 120 days after the date the definitive acquisition agreements for such Permitted Acquisition are entered into; provided, that the Consolidated Net Income (to be defined in a manner to be mutually agreed) (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

Unrestricted Subsidiaries:	The Term Loan Documentation will not permit the creation, designation or acquisition of any unrestricted subsidiaries.

Events of Default:	Limited to the following (applicable to Holdings, the Borrower and its Subsidiaries) in each case, with exceptions, limitations and qualifications to be mutually agreed, and otherwise shall be consistent with the Documentation Principles: defaults for nonpayment of principal, premium, interest, fees or other amounts (with no grace period for principal or premium and grace periods of 5 days for interest and 5 days for fees and other amounts); failure to perform negative covenants; failure to perform the affirmative covenant to maintain existence of the Borrower or to provide notice of default; failure to provide financial statements and failure to perform other affirmative covenants (subject to a cure period after notice by the Administrative Agent or knowledge of the Borrower or any Guarantor of thirty days); incorrectness in any material respect of the representations and warranties in the Term Loan Documentation; cross-defaults and cross-acceleration to other indebtedness subject to a threshold amount to be mutually agreed (after all applicable grace and notice periods), but including, for the avoidance of doubt, the ANOW Facility; bankruptcy and insolvency proceedings (subject to a 60-day cure period in the case of involuntary bankruptcy); judgment defaults subject to a threshold amount to be mutually agreed (in excess of insurance and third party indemnities); ERISA and other pension plan events subject to material adverse effect; actual or asserted invalidity by the Borrower or a Guarantor of Term Loan Documentation or material portion of Collateral; and change of control (to include a pre- and post-qualifying IPO provision).
Voting:

Subject to the Agreement Among Lenders, amendments and waivers of the Term Loan Documentation will require the approval of (a) Term Lenders (other than defaulting Lenders) holding more than 50% of the aggregate principal amount of the First Out Term Loans and commitments under the First Out Tranche, (b) Term Lenders (other than defaulting Lenders) holding more than 50% of the aggregate principal amount of the Second Out Term Loans and commitments under the Second Out Tranche and (c) Term Lenders (other than defaulting Lenders) holding more than 50% of the aggregate principal amount of the Last Out Term Loans and commitments under the Last Out Tranche (the Term Lenders described in clauses (a) through (c), collectively, the “Required Lenders”), except that (i) the consent of each Term Lender directly and adversely affected thereby shall be required with respect to (A) increases in the commitment of such Term Lender, (B) reductions of principal, premium, interest or fees owed to such Term Lender (other than waivers of default interest, mandatory prepayments or defaults and events of default (other than defaults and events of default that by their terms relate to issues or matters necessitating a higher (e.g., 100% Term Lender) vote), (C) extensions of the final maturity or the scheduled due date of any principal, premium, interest or fee payment due to such Term Lender (it being understood that waivers of default interest, mandatory prepayments and defaults or events of default (other than defaults and events of default that by their terms relate to issues or matters necessitating a higher (e.g., 100% Term Lender) vote) shall only require the consent of the Required Lenders) and (D) amendments or modifications to the pro rata payment and sharing provisions and payment waterfall provisions in the Term Loan Documentation; (ii) (x) the consent of the Administrative Agent shall be required with respect to modifications which affect the rights and duties of the Administrative Agent and (y) the consent of the Collateral Agent shall be required with respect to modifications which affect the rights and duties of the Collateral Agent; and (iii) the consent of all Term Lenders shall be required with respect to (A) (except as otherwise permitted) releases or subordination of a material portion of the value of the Guarantors or a material portion of the Collateral, (B) reductions in voting thresholds or (C) changes to voting provisions, it being understood that additional extensions of credit otherwise permitted under the Term Loan Documentation shall not require the consent of all Term Lenders.

Notwithstanding the foregoing, the Credit Documentation shall contain customary provisions restricting a Term Lender from voting on amending provisions which only pertain to a particular tranche of Term Loan that such Term Lender does not hold.
Notwithstanding the foregoing, provisions regarding pro rata payments or sharing of payments shall permit loan buy-back or similar programs, “amend and extend” transactions or additions of one or more tranches of debt and the like as described in this Term Loan Facility Term Sheet and modifications to such pro rata and sharing of payment provisions for such further programs or debt, and amendments to the Ratio Financial Covenants shall only require approval of the Required Lenders, and non-pro rata distributions and commitment reductions will be permitted in connection with any such loan buy-back or similar programs, amend and extend transactions or additions of one or more tranches of debt on terms set forth herein.
In addition, and notwithstanding the foregoing, any Term Lender that is B Riley or one of its affiliates shall be subject to the voting restrictions applicable to Non-Debt Fund Affiliates set forth under “Assignments and Participations” below.
The Term Loan Documentation shall contain customary provisions relating to (a) “defaulting Lenders”, (b) the right of the Borrower to replace a Term Lender in connection with amendments and waivers requiring the consent of all Term Lenders or of all Term Lenders directly and adversely affected thereby (so long as the Required Lenders directly and adversely affected thereby consent, as applicable), increased costs, taxes, etc. and “defaulting” or insolvent Term Lenders and (c) permitted refinancings of the Term Loan Facility.
The Term Loan Documentation shall contain a mechanism to permit the Borrower with the consent of each directly and adversely affected Term Lender under the Term Loan Facility, but without the consent of any other Term Lender or Required Lenders, to extend the First Out Maturity Date with respect to the First Out Tranche of such consenting Term Lender, to extend the Second Out/Last Out Maturity Date with respect to the Second Out Tranche of such consenting Term Lender and to extend the Second Out/Last Out Maturity Date with respect to the Last Out Tranche of such consenting Term Lender, and, in each case, in connection therewith, to provide for different interest rates, amortization payments and fees and voluntary prepayments for the Term Lender providing such extended First Out Maturity Date or Second Out/Last Out Maturity Date, as applicable, in each case, so long as an offer to extend the final maturity date of the applicable Term Loans is made to all applicable Term Lenders holding such tranche of Term Loans on a pro rata basis pursuant to procedures established by the Administrative Agent, provided, if separate tranches are created in connection with any such extension, the Term Loan Documentation will be amended to include certain provisions to govern the pro rata payment between the tranches and (c) with the consent of each directly and adversely affected Term Lender under the Term Loan Facility (but no other Term Lender or the Administrative Agent), to provide for a “re-pricing” amendment which reduces the interest rate accruing in respect of the Term Loans held by such consenting Term Lenders.

Assignments and Participations:	The Term Lenders will be permitted to assign to “eligible assignees” (to be defined in a manner to be mutually agreed, but which shall exclude natural persons and, except to the extent provided below, Holdings and its subsidiaries and affiliates) Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed); provided, in each case, that no consent of the Borrower shall be required (i) if such assignment is made to another Term Lender or an affiliate or approved fund of a Term Lender or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default; provided, further, that no assignments shall be made to Disqualified Institutions (to the extent the list of Disqualified Institutions is made available to the Term Lenders or potential assignees); provided, that the Borrower will confirm at the request of the Administrative Agent whether an entity is on the list of Disqualified Institution. All assignments will also require the consent of the Administrative Agent (other than an assignment made to another Term Lender or an affiliate or approved fund of a Term Lender), not to be unreasonably withheld or delayed. Other than in the case of assignments by Term Lenders to their affiliates and their approved funds, each assignment will be in a minimum amount of $1,000,000 or, if less, all of such Term Lender’s remaining Term Loans of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Term Loan Facility and any Incremental Facilities. If the consent of the Borrower is required for an assignment, its consent will be deemed given if the Borrower has not responded within ten (10) business days of a request for such consent. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.
The Term Lenders will have the right to participate their commitments and Term Loans to other persons (other than any natural persons, the Sponsor, Holdings and its subsidiaries, any Non-Debt Fund Affiliate (as defined below) and any Disqualified Institution (to the extent that a list of Disqualified Institutions has been provided to the Term Lenders)). Participants shall have the same benefits as the Term Lenders with respect to yield protection and increased cost provisions, subject to customary limitations and restrictions. Voting rights of participants shall be limited solely to those matters set forth in clauses (i) and (iii) under the first paragraph under the heading “Voting” with respect to which the affirmative vote of the Term Lender from which it purchased its participation would be required. Pledges of Term Loans in accordance with applicable law shall be permitted without restriction.

The Term Loan Documentation shall provide (solely in the case of purchases by or assignments to Holdings or any of its subsidiaries, so long as no event of default is continuing) that Term Loans may be purchased by and assigned to Holdings or any of its subsidiaries, the Sponsor or any Non-Debt Fund Affiliate on a non-pro rata basis through (a) Dutch auctions open to all Term Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed and/or (b) open market purchases; provided, that (i) Term Loans owned or held by the Sponsor or any Non-Debt Fund Affiliate shall be excluded in the determination of any Term Lender votes (except with respect to certain amendments, waivers and consents that require the consent of all Term Lenders or all Term Lenders directly and adversely affected thereby), (ii) Term Loans owned or held by the Sponsor and Non-Debt Fund Affiliates, shall not, in the aggregate for all such persons, exceed 20% of the Term Loan Facility outstanding at any time and at no time shall the Sponsor and the Non-Debt Fund Affiliates in the aggregate constitute more than 20% of the total number of Term Lenders then in existence (provided that the limitations in this clause (ii) shall not prohibit the B Riley Lenders from holding Second Out Term Loans and Last Out Term Loans funded by such B Riley Lenders on the Closing Date to the extent that, and for so long as, such Second Out Term Loans and such Last Out Term Loans have not been assigned to unaffiliated third parties), (iii) subject to the mandatory prepayment provisions above, the proceeds of the loans under the ABL Facility may not be used to effect any such purchase or assignment of Term Loans, (iv) neither the Sponsor nor any Non-Debt Fund Affiliate shall be permitted to attend any “Lender-only” conference calls or meetings or receive any related “Lender-only” information or receive advice of counsel to the Administrative Agent, Collateral Agent and/or the Term Lenders, (v) each Sponsor and Non-Debt Fund Affiliate, as applicable, shall agree to vote in the same way as the majority of unaffiliated Term Lenders in connection with a plan of reorganization under any insolvency proceeding unless the plan of reorganization affects such Sponsor or such Non-Debt Fund Affiliate, as applicable, in its capacity as a Term Lender in a disproportionately adverse manner than its effect on the other Term Lenders of the same class or deprives such Sponsor or its applicable Non-Debt Fund Affiliate of its pro rata share of any payment to which all Term Lenders of the same class are entitled, (vi) neither the Borrower, the Sponsor nor any of their respective affiliates shall be required to make any representation that it is not in possession of material nonpublic information with respect to the Borrower, its subsidiaries or their respective securities and (vii) the assignment agreement in respect of such assignment shall include customary “big boy” disclaimers. Any Term Loans assigned to or purchased by Holdings or any of its subsidiaries shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or such subsidiary.

Notwithstanding the foregoing, the Term Loan Documentation shall permit (but not require) the Sponsor, any Non-Debt Fund Affiliate or any Debt Fund Affiliate (as defined below) to contribute such Term Loans to Holdings or any of its subsidiaries (upon which contribution such Term Loans shall be permanently and immediately cancelled) and to receive in exchange therefor qualified equity securities of Holdings.

In addition, the Term Loan Documentation shall provide that Term Loans may be purchased by and assigned to any Debt Fund Affiliate on a non-pro rata basis through (a) Dutch auctions open to all Term Lenders on a pro rata basis in accordance with customary procedures and/or (b) open market purchases; provided, that for any Required Lender vote, Debt Fund Affiliates cannot, in the aggregate, account for more than 20% of the amounts included in determining whether the Required Lenders have consented to any amendment, waiver or other action.
“Non-Debt Fund Affiliate” means any affiliate of Holdings or B Riley, but excluding (a) any Debt Fund Affiliate, (b) Holdings and its subsidiaries and (c) any natural person.

“Debt Fund Affiliate” means any affiliate of Holdings or the Sponsor (other than Holdings or any of its Subsidiaries and other than B Riley or any of its affiliates) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which (x) such Sponsor and investment vehicles managed or advised by such Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity and (y) whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of, or in addition to, their fiduciary duties to such Sponsor and its other affiliates.

“Disqualified Institutions” shall mean, collectively, (a) (i) those persons that are direct competitors of the Borrower, the Company and their respective subsidiaries so long as such person is separately identified by the Borrower to the Administrative Agent in writing from time to time and (ii) any affiliates of any such competitors so identified (other than affiliates that are bona fide debt funds, investment vehicles or fixed income investors that are engaged in making or purchasing commercial loans, bonds or similar extensions of credit in the ordinary course of business) that are either (x) separately identified in writing by the Borrower to Administrative Agent from time to time or (y) clearly identifiable on the basis of such affiliate’s name and (b) those banks, financial institutions and other institutional lenders and investors separately identified by the Borrower to the Administrative Agent in writing prior to the date of the Commitment Letter or any affiliate (other than affiliates that are bona fide debt funds, investment vehicles or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business) thereof clearly identifiable on the basis of such affiliate’s name; provided, that, in each case, no addition to the list of Disqualified Institutions shall apply retroactively to disqualify any parties that have previously become Term Lenders or obtained a participation in the Term Loan Facility, provided further that any updates to the list of Disqualified Institutions shall not be effective until after at least three (3) business days after notice thereof by the Borrower to the Administrative Agent.

The Administrative Agent shall have no responsibility to ensure (and shall have no liability for any failure to ensure) that the foregoing limitations as to assignments and participations are observed by the Term Lenders.

Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to (or have any liability for any failure to) ascertain, monitor or inquire as to whether any person is a Disqualified Institution or Non-Debt Fund Affiliate or have any liability with respect to or arising out of any assignment or participation of Term Loans by the Term Lenders or disclosure of confidential information by the Term Lenders, in each case, to any Disqualified Institution.

Yield Protection:	The Term Loan Documentation shall contain provisions, in each case, consistent with the Documentation Principles (a) protecting the Term Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and other requirements of law (including increased costs attributable to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (regardless of when enacted, implemented or adopted)), (b) indemnifying the Term Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I to Exhibit B hereto) on a day other than the last day of an interest period with respect thereto (other than lost profits) and (c) providing the Term Lenders with a customary tax gross up subject to customary exceptions.
Customary EU Bail-In Provisions:	The Term Loan Documentation shall contain customary EU Bail-in provisions.

Expenses and Indemnification:	If the Closing Date occurs, the Borrower shall pay promptly following written demand (a) all reasonable and documented out-of-pocket expenses of the Commitment Parties, the Administrative Agent, the Collateral Agent and the Lead Arrangers associated with the syndication of the Term Loan Facility and the preparation, negotiation, execution, delivery and administration of the Term Loan Documentation and any proposed or actual amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of (x) one counsel to B Riley, the Collateral Agent and the Last Out Lenders, taken as a whole (the “Last Out Group”) (selected by the Collateral Agent), (y) one counsel to Guggenheim, the Administrative Agent and the First Out Lenders, taken as a whole (the “First Out Group”) (selected by Guggenheim), and (z) one counsel to the Second Out Lenders, taken as a whole (the “Second Out Group”), and, for each of the Last Out Group the First Out Group and the Second Out Group, the reasonable fees, disbursements of one regulatory counsel and one local counsel, in each case, in any relevant jurisdiction) (and in the case of an actual or potential conflict of interest, one additional counsel (and one additional regulatory counsel and one additional local counsel, in each case, in any relevant jurisdiction) to the affected Term Lenders similarly situated, taken as a whole) and (b) all reasonable and documented out-of-pocket expenses of the Collateral Agent and all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Term Lenders (but limited, in the case of legal fees and expenses, to the fees, disbursements and other charges of (x) one counsel to the Last Out Group, taken as a whole, as selected by the Collateral Agent, (y) one counsel to the First Out Group, taken as a whole, as selected by Guggenheim, and (z) one counsel to the Second Out Group, taken as a whole, and if reasonably necessary, of one local counsel and one regulatory counsel, in each case, in any relevant jurisdiction (and in the case of an actual or potential conflict of interest, one additional counsel, one regulatory counsel and one local counsel, in each case, in any relevant jurisdiction) to the affected Term Lenders to the extent they are similarly situated)) in connection with the enforcement of the Term Loan Documentation or protection or preservation of rights thereunder.

If the Closing Date occurs, the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Term Lenders (and their respective affiliates and controlling persons and their respective officers, directors, employees, advisors, trustees and agents) will be indemnified and held harmless under the Term Loan Documentation against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole (and, in the case of an actual or potential conflict of interest, one additional counsel to the affected indemnified persons to the extent similarly situated) and, if reasonably necessary, one regulatory counsel and one local counsel, in each case, in any relevant jurisdiction) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, or the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such proceedings are brought by you, the Borrower, the Company, your or its equity holders, affiliates, creditors or any other person, except, in the case of any indemnified person, to the extent they arise from (i) the gross negligence, bad faith or willful misconduct of such indemnified person or material breach of the Term Loan Documentation by such indemnified person (or its controlled affiliates or controlling persons or their respective officers, partners, directors, employees, advisors, trustees, agents or other representatives of the foregoing), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) any disputes solely among indemnified persons (other than any claims against an indemnified person in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent, a Lead Arranger or any similar role under the Term Loan Facility) and not arising out of any act or omission of the Borrower or any of its affiliates or (iii) any settlement of a claim by such indemnified person or its related parties without the consent of the Borrower (not to be unreasonably withheld or delayed), but if settled with the written consent of the Borrower, or if there is a final judgment against an indemnified person in any such Proceeding, the Borrower agrees to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above.
Governing Law and Forum:	New York.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin.
As used herein:
“ABR” means the highest of (i) the “U.S. Prime Lending Rate” as published in The Wall Street Journal (the “Prime Rate”), (ii) the Federal funds effective rate from time to time, plus 0.50% per annum, (iii) one month Eurodollar Rate plus 1.0% per annum and (iv) 2% per annum.
“ABR Loans” means Term Loans bearing interest based upon the ABR.
“Applicable Margin” means with respect to (a) the First Out Tranche, (i) 4.50% in the case of ABR Loans and (ii) 5.50% in the case of Eurodollar Loans; (b) the Second Out Tranche, (i) 6.00% in the case of ABR Loans and (ii) 7.00% in the case of Eurodollar Loans; (c) the Last Out Tranche, (i) 8.00% in the case of ABR Loans and (ii) 9.00% in the case of Eurodollar Loans.
“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three, six, or, to the extent consented to by the Required Lenders, twelve months or a period of less than one month (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters; provided, that (i) the Eurodollar Rate in respect of the Term Loan Facility shall not be less than 1.00% and (ii) the Term Loan Documentation shall permit the Administrative Agent, in consultation with the Borrower, to select an alternative methodology for determining the Eurodollar Rate under customary circumstances.
“Eurodollar Loans” means Term Loans bearing interest based upon the Eurodollar Rate.
Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.
In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

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Default Rate:	At any time when an event of default shall have occurred and be continuing, the Term Loans shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Term Loans maintained as ABR Loans from time to time). Interest accrued at the default rate shall be payable on demand and shall continue to accrue and be payable whether or not allowed or allowable in any insolvency proceeding.
Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex II to Exhibit B

ANOW ASSETS

All the rights, title and interest in all of the assets of the Acceptance Now business of the Borrower, whether now existing or hereafter acquired, including without limitation all general intangibles, leasing contracts, leased assets, accounts receivable, cash, and deposit accounts and identifiable proceeds thereof (collectively, the “ANOW Assets”).

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EXHIBIT C

Conditions

The availability of the Term Loan Facility on the Closing Date shall be subject solely to the satisfaction or waiver by the Commitment Parties of the following conditions (subject to the Certain Funds Provisions):

1.             The Credit Documentation shall have been duly executed and delivered by the Borrower and Guarantors, and the Administrative Agent and Collateral Agent shall have received:

(a)       a customary notice of borrowing or letter of credit request, as applicable;

(b)       customary closing certificates with respect to the Borrower and Guarantors (certifying as to (and attaching as exhibits) resolutions, organizational documents, good standing in jurisdiction of organization for Borrower and guarantors and incumbency), and legal opinions as are customary for a transaction of this sort; and

(c)       a certificate (substantially in the form of Annex I to this Exhibit C) from the chief financial officer (or other officer with reasonably equivalent duties) of Holdings certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

2.             Prior to, or substantially concurrently with, the Closing Date, (i) Holdings shall have received (and contributed to the Borrower) the Equity Contribution (to the extent not otherwise applied to the Transactions) and (ii) the Buddy’s Contribution shall have been consummated. For the avoidance of doubt, any sale or disposition of Buddy’s assets or lines of business in order to obtain governmental approvals for the consummation of the Acquisition in accordance with the terms and conditions of the Acquisition Agreement shall not affect this condition with respect to the Buddy’s Contribution and this condition with respect to the Buddy’s Contribution shall be satisfied if Holdings contributes all of its equity interests of Buddy’s and its subsidiaries to the Borrower.

3.              Prior to, or substantially concurrently with, the initial funding contemplated by the Commitment Letter, the Refinancing shall have been consummated.

4.              Since the date hereof, there shall not have occurred any event which, individually or in the aggregate, has caused a Company Material Adverse Effect (as defined in the Acquisition Agreement (as in effect on the date hereof)).

5.             The Acquisition shall be consummated in accordance with the terms and conditions of the Acquisition Agreement substantially concurrently with the initial funding of the Senior Credit Facilities without giving effect to any amendments to the Acquisition Agreement or waivers of or consents to the provisions thereof that, in any such case, are materially adverse to the interests of the Lenders or the Commitment Parties without the consent of the Commitment Parties, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any increase in the consideration for the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties so long as such increase in consideration (1) is pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement as of the date hereof or (2) is not funded with additional indebtedness, (ii) the following decreases in the consideration for the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties: (x) decreases pursuant to any purchase price or similar adjustment provisions set forth in the Acquisition Agreement as of the date hereof and (y) decreases to the extent they are applied (1) first, to reduce the amount of the Equity Contribution until equity constitutes thirty-five percent (35%) of the total capitalization of the Borrower (inclusive of the contemplated Buddy’s Contribution, which shall be valued at $100 million), and (2) second, to reduce the size of the Term Loan Facility and the Equity Contribution in the following proportions – a 65.0% reduction in the amount of the Term Loan Facility (such reduction to be made a pro rata basis across all tranches thereof) and a 35.0% reduction in the amount of the Equity Contribution, (iii) any change in third party beneficiary rights applicable to the Administrative Agent, the Commitment Parties or the Lenders or in the governing law without the prior written consent of the Commitment Parties shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties, and (iv) any modification to the definition of “Company Material Adverse Effect” without the prior written consent of the Commitment Parties shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties.

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6.             So long as requested at least ten (10) business days prior to the Closing Date, the Commitment Parties shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information with respect to the Borrower and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

7.             All fees and expenses due and payable to the Commitment Parties and the Lenders on the Closing Date shall have been paid (which amounts may be funded from the proceeds of the initial funding under the Term Loan Facility) to the extent, in the case of reimbursement of expenses, invoices have been received at least three (3) business days prior to the Closing Date.

8.             Subject to the Certain Funds Provision, all actions or documents necessary to establish that the Collateral Agent will have a perfected first-priority security interest (subject to liens permitted under the Credit Documentation) in the Collateral granted by the Borrower and Guarantors under the Senior Credit Facilities shall have been taken or executed and delivered, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required by the Commitment Letter to be provided on the Closing Date.

9.             The Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision, and the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier therein).

10.            Prior to, or substantially concurrently with, the initial funding contemplated by the Commitment Letter, the ANOW Facility shall have become effective on the terms set forth in the commitment letter dated as of the date hereof between the ANOW Lender and Vintage Rodeo Parent, LLC and the initial funding thereof shall occur substantially concurrently with the initial funding contemplated by the Commitment Letter. Notwithstanding the foregoing, this condition shall not constitute a condition to the availability of the Term Loan Facility on the Closing Date if the Acceptance NOW segment (or all or substantially all of the assets thereof) of the Company is sold, transferred or otherwise disposed of prior to the Closing Date.

Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A, or B thereto.

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Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[●], _____

1.       This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain Term Loan Credit Agreement, dated as of [●] (the “Credit Agreement”) by and among [●]; the terms defined therein being used herein as therein defined.

2.       I, [●], the [chief financial officer/equivalent officer] of Holdings, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of Holdings and that I am generally familiar with the businesses and assets of Holdings and its subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of Holdings pursuant to each of the Credit Agreement.

3.       I further certify, solely in my capacity as [chief financial officer/equivalent officer] of Holdings, and not in my individual capacity, as of the date hereof and after giving pro forma effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (a) the sum of the debt (including contingent liabilities) of Holdings and its subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its subsidiaries, taken as a whole; (b) the capital of Holdings and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its subsidiaries, taken as a whole, contemplated as of the date hereof; (c) the present fair saleable value of the assets (on a going concern basis) of Holdings and its subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its subsidiaries, taken as a whole, as they become absolute and matured in the ordinary course; and (d) Holdings and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course of business.

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